STOCKHOLDERS’ AGREEMENT

DATED AS OF

OCTOBER 12, 2005

AMONG

CATAMOUNT ENERGY CORPORATION

AND

THE STOCKHOLDERS PARTIES HERETO

TABLE OF CONTENTS

SECTION 4.03. Additional Conditions to Tag-Along Sales and Drag-Along Sales 32

Exhibit A Exhibit B Exhibit C Annex A	Joinder Agreement Certificate of Incorporation Put Option Purchase and Sale Agreement 2005 Budget for Catamount Energy Corporation

STOCKHOLDERS’ AGREEMENT

AGREEMENT (this “Agreement”), dated as of October 12, 2005 but effective as of the Trigger Date (as defined below), among:

(i)	Catamount Energy Corporation, a Vermont corporation (the “Company”);

(ii)	CEC Wind Acquisition, LLC (“Wind Acquisition”);

(iii)	Central Vermont Public Service Corporation, a Vermont corporation (“CVPS”); and

(iv)	Catamount Resources Corporation, a Vermont corporation wholly-owned by CVPS (“CRC”).

If Wind Acquisition Transfers any of its Company Equity Securities to any of its Permitted Transferees (as such terms are defined below), the term “Wind Acquisition” shall mean Wind Acquisition and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of Wind Acquisition may be exercised or taken at the election of Wind Acquisition and such Permitted Transferees.

If CVPS shall hereafter Transfer any of its Company Equity Securities to any of its Permitted Transferees, the term “CVPS” shall mean CVPS and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of CVPS may be exercised or taken at the election of CRC and such Permitted Transferees.

W I T N E S S E T H :

WHEREAS, pursuant to the Subscription Agreement (as defined herein), as of the date hereof, Wind Acquisition and CRC own all of the outstanding Common Shares (as defined herein); and

WHEREAS, CVPS is the direct parent and sole shareholder of CRC; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Adverse Regulatory Event” means an Adverse PUHCA Event, an Adverse QF Event or an Adverse PURA Event.

“Adverse PUHCA Event” means that the Company or any of its “affiliates” (within the meaning of Section 2(a)(11)(B) of PUHCA) become a “public-utility company” or a “holding company” within the meaning of PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, are in effect and such event or occurrence has, or with the passage of time will have, an adverse effect on the Company or any Stockholder.”

“Adverse PURA Event” means that the Company or any of its “affiliates” (within the meaning of Section 11.003(2) of PURA) become an “electric utility” within the meaning of PURA at a time at which applicable provisions of PURA, or any successor statute thereof, are in effect and such event or occurrence has, or with the passage of time will have, an adverse effect on the Company or any Stockholder.

“Adverse QF Event” means any event or occurrence that causes any “electric utility, electric utility holding company or companies, or any combination thereof” (other than “qualifying facilities,” “exempt wholesale generators,” any entity that satisfies the requirements of the SEC for designation as a “Foreign Utility Company,” or power marketers) within the meaning of 18 C.F.R. §292.206(b), to directly or indirectly own more than 50% of any “qualifying small power producer” or “qualifying cogenerator” (in each case within the meaning of PURPA) in which the Company holds, directly or indirectly, an equity interest at a time at which applicable provisions of PURPA, or any successor statute thereof, are in effect and such event or occurrence has, or with the passage of time, will have, an adverse effect on the Company or any Stockholder.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or control of voting securities, by contract or otherwise; provided, however, that neither the Company nor any of its Subsidiaries or Project Companies shall be deemed an Affiliate of any of the Stockholders (and vice versa).

“Bankruptcy Event” means any proceeding that shall have been instituted by or against the Company or any of its Subsidiaries or Project Companies seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of the Company’s or such Subsidiary’s or Project Company’s property and, in the case of a proceeding instituted against the Company or any of its Subsidiaries or Project Companies, either the Company or any such Subsidiary or Project Company shall have consented thereto or such proceeding or any of the actions sought in such proceeding shall remain undismissed or unstayed for a period of 90 days (including, without limitation, the entry of an order for relief against the Company or any such Subsidiary or Project Company or the appointment of a receiver, trustee, custodian or other similar official for the Company or any such Subsidiary or Project Company or any of its property).

“Board” means the Board of Directors of the Company.

“Business” means, with respect to the Company and its Subsidiaries, directly or indirectly, the acquisition, construction, development, ownership, maintenance, management, financing and/or otherwise operation of wind power electric generation farms or facilities (including, without limitation, interconnection facilities with respect to such electricity generation) in the United States, the United Kingdom, Canada or other countries where the Company then has a project under operation or development.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, having the rights and privileges set forth in the Restated Certificate.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company, having the rights and privileges set forth in the Restated Certificate.

“Common Shares” means shares of the Company’s Class A Common Stock and Class B Common Stock, and any capital stock of the Company into which such Class A Common Stock and Class B Common Stock may hereafter be converted, changed, reclassified or exchanged.

“Company Competitor” means any Person (other than the Company and its Subsidiaries or Project Companies), directly or indirectly, owning, investing, managing, operating, controlling, engaging in or conducting business activities with respect to the Business, other than any such activities undertaken by a regulated utility company as part of its regulated operations or in its regulated service territory pursuant to a regulatory order in connection with the regulated utility operations of such Person or one of its Affiliates so long as the primary beneficiary of such activities is a regulated utility company.

“Company Equity Securities” means (i) the Common Shares, and (ii) any securities convertible into or exchangeable or exercisable for, or options, warrants or other rights to acquire, Common Shares, any other equity or equity-linked security issued by the Company.

“Competitive CVPS Change of Control” means any event, circumstance or other condition by which any Person or “group” (as such term would be interpreted under Section 13(d) of the Exchange Act) of Persons that is a Company Competitor shall acquire majority ownership or control, directly or indirectly, beneficially or of record, of CVPS, whether through the authority, power or ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of CVPS, by contract (including proxy) or otherwise.

“Competitively Sensitive Information” means any information, as reasonably determined by the Chief Executive Officer of the Company, the disclosure of which would put the Company at a competitive disadvantage relative to the Company Competitors. As a general matter, the parties contemplate that proprietary information relating to specific current or potential projects, current or potential acquisition targets and/or current or potential joint ventures the disclosure of which could have an adverse effect on the Company’s competitive position will constitute competitively sensitive information, but that such information shall not include, among other things, information regarding the Company’s financial condition and results of operation typically provided by a non-consolidated subsidiary to its parent company for purposes of such parent company’s complying with its reporting obligations under U.S. securities laws or other financial reporting and disclosure obligations.

“Cost” means, (i) with respect to Company Equity Securities beneficially owned as part of an Initial Ownership, the price per share paid by Wind Acquisition for Common Shares in connection with the Initial Purchase (as such term is defined under the Subscription Agreement), and (ii) with respect to any Company Equity Securities acquired subsequent to the date of the Subscription Agreement, the actual cost paid for such securities, in each case, as may be adjusted proportionately to reflect any stock dividends, stock splits, combinations, reclassifications and other like events involving Common Shares, but not to reflect any cash dividends or other cash distributions, in each case made from the operating cash flows of the Company or its Subsidiaries or Project Companies.

“CVPS Transaction” means a transaction involving the capital stock or assets of CVPS, other than a transaction primarily involving or in respect of the Company.

“Diamond Castle” means Diamond Castle Partners IV, L.P. or Diamond Castle Partners IV-A, L.P. and each of their respective affiliated investment entities.

“Drag-Along Portion” means, with respect to any Other Stockholder in a Drag-Along Sale, the number of Company Equity Securities of such Other Stockholder equal to the number derived by multiplying (x) the number of Company Equity Securities proposed to be Transferred by such Drag-Along Seller in such Drag-Along Sale as a percentage of the total number of Company Equity Securities owned by such Drag-Along Seller by (y) the aggregate number of Company Equity Securities of such Other Stockholder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Full Funding” means all of the Company Equity Securities with respect to the Purchase Commitment have been purchased by Wind Acquisition and issued by the Company as contemplated under the Subscription Agreement.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign governmental authority, department, commission, board, bureau, agency, court, instrumentality or judicial or regulatory body or entity.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (as such term is defined in the Subscription Agreement) (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Initial Closing” shall have the meaning ascribed to such term in the Subscription Agreement.

“Initial Ownership” means, with respect to any Stockholder, the Company Equity Securities beneficially owned by such Stockholder as of the date of the Subscription Agreement, in each case after taking into account any stock split, stock dividend, reverse stock split, recapitalization, reorganization or other similar event; provided, however, that with respect to the ownership of Wind Acquisition, the “Initial Ownership” shall be determined as if all of the Company Equity Securities to be purchased by Wind Acquisition pursuant to the Purchase Commitment shall have been purchased as of such date.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award or other requirement of a Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest claim, lease, charge, option, right of first refusal, transfer restriction under any shareholders or similar agreement, encumbrance or any other restriction or limitation other than as imposed by the Subscription Agreement, the Company Documents (as such term is defined in the Subscription Agreement) or the CVPS Documents (as such term is defined in the Subscription Agreement).

“Management Stockholders” means those certain members of management of the Company or its Subsidiaries who, from time to time, are party to the Management Stockholders’ Agreement and their permitted transferees pursuant to such Agreement.

“Management Stockholders’ Agreement” means the Management Stockholders’ Agreement entered into as of the date hereof between the Company and certain Management Stockholders, as the same may be amended from time to time.

“New By-laws” means the amended and restated by-laws of the Company, to be in effect on the Initial Closing Date (as defined in the Subscription Agreement), which shall be reasonably satisfactory to Wind Acquisition and CVPS, or the By-laws of the Company adopted as part of the Jurisdictional Merger (if the same occurs), in either case, as the same may be amended in accordance with the terms hereof.

“Other Stockholders” means all Stockholders other than Wind Acquisition.

“Ownership Percentage” means, with respect to any Stockholder (as determined from time to time for purposes of this Agreement) or Management Stockholder, as the case may be, the aggregate voting rights under the Company Equity Securities beneficially owned by such Stockholder, or Management Stockholder, as the case may be, stated as a percentage of the aggregate voting rights of all Stockholders and Management Stockholders, as a group, under issued and outstanding Company Equity Securities as of the time of such determination.

“Permitted Exception” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current taxes, assessments or other governmental charges that are not yet due and payable or not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor on the financial statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to the business, operations and financial condition of the Company property so encumbered and that are not resulting from a breach, default or violation by the Company of any contract or Law or if payment is not yet due on the underlying obligation; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (v) statutory or common law liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, that are not, individually or in the aggregate, material to the business, operations and financial condition of the Company.

“Permitted Transferee” means (i) with respect to Wind Acquisition, Diamond Castle or an affiliated investment entity that is under common control with either Wind Acquisition or Diamond Castle; or (ii) with respect to CVPS, any wholly-owned Subsidiary of CVPS or any parent of CVPS that holds a majority of the capital stock of CVPS; provided, however, that in all cases such Transferee shall agree in writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries or Project Companies, (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder, or (C) any Company Competitor (whether or not an Affiliate of the transferring Stockholder) constitute a “Permitted Transferee”.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

“Potential Tagging Stockholder” means, in any Tag-Along Sale, (i) CVPS if Wind Acquisition is the Tag-Along Seller in such Tag-Along Sale and (ii) Wind Acquisition if CVPS is the Tag-Along Seller in such Tag-Along Sale.

“Project” means any electric power generation farm or facility in which the Company holds a direct or indirect ownership interest.

“Project Companies” means, as of the date hereof, Catamount Cymru Cyf., Catamount Energy Ltd., DK Burgerwindpark Eckolstadt GmbH & Co. KG, DK Windpark Kavelstorf GmbH & Co. KG, Glebe Mountain Wind Energy, LLC, Laurel Hill Wind Energy, LLC, Rumford Cogeneration Company Limited Partnership, Ryegate Associates, Sweetwater Wind 1 LLC, Sweetwater Wind 2 LLC and Sweetwater Wind 3 LLC.

“Public Offering” means an underwritten public offering of Company Equity Securities (or securities of the Company that include Company Equity Securities) pursuant to (i) an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form, or (ii) a registered public offering or any other transaction the result of which is that the Company Equity Securities (or securities of the Company that include Company Equity Securities) are listed on the Toronto Stock Exchange, Canadian Venture Exchange, the London Stock Exchange or Euronext Brussels or any similar securities trading market, in either case, where at least 15% of the economic interest in the Company is sold in such offering or the aggregate gross proceeds of such offering are at least $50,000,000.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

“PURA” means the Texas Public Utility Regulatory Act, Texas Utilities Code Sections 11.001 through 64.157, or any successor statute thereof.

“Purchase Commitment” shall have the meaning ascribed thereto under the Subscription Agreement.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.

“Qualifying Rights Transfer” means, with respect to any applicable Stockholder, a Transfer, to the extent such Transfer is permitted pursuant to Section 3.01 of this Agreement, as part of a single transaction by such Stockholder, in which such Stockholder Transfers to a Third Party (or a “group” (as such term is defined under Rule 13d-3 of the Exchange Act) of Third Parties) all of the greater of (a) such Stockholder’s Initial Ownership and (b) such Stockholder’s Company Equity Securities.

“Required Return” with respect to any Stockholder means an amount equal to (i) such Stockholder’s Cost, plus (ii) a return on such Stockholder’s Cost at a rate of 15% (on a pre-tax basis) compounded annually from (a) the date on which the Subscription Agreement was executed (in the case of Company Equity Securities owned by such Stockholder as of the Initial Closing), or (b) the date that such Stockholder purchased the Company Equity Securities with respect to which such Required Return is being calculated (in the case of Company Equity Securities acquired after the Initial Closing). Required Return shall be calculated taking into account all distributions (on a pre-tax basis) of cash, stock or other property (valued at fair market value) paid to the Stockholder, subsequent to the date on which the Subscription Agreement was executed and on or before the date of determination of the Required Return for all Company Equity Securities for which such return is being calculated, and any amounts paid by a purchaser into an escrow account in connection with a Drag-Along Sale shall be deemed a distribution paid to the Stockholder for purposes of the foregoing calculation.

“Requirement of Law” means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of any Governmental Authority.

“Restated Certificate” means the restated articles of incorporation of the Company, in the form attached hereto as Exhibit B, to be in effect on the Initial Closing Date (as defined in the Subscription Agreement), or the certificate of incorporation of the Company adopted as part of the Jurisdictional Merger (if the same occurs), in either case, as the same may be amended in accordance with the terms hereof.

“Restricted Affiliate” means, with respect to a Stockholder, an Affiliate of such Stockholder whose principal purpose is to, directly or indirectly through one or more intermediaries, own or hold a direct or indirect interest in the Company Equity Securities of such Stockholder, or whose principal asset or investment is, directly or indirectly through one or more intermediaries, a direct or indirect interest in the Company Equity Securities of such Stockholder. For purposes of this definition and Section 3.05, CRC, and not CVPS, shall be considered the “Stockholder” and CRC shall be deemed to be a “Restricted Affiliate” of CVPS.

“Restricted Affiliate Parent” means, with respect to a Restricted Affiliate, the Person that directly owns the capital stock or other equity interests of such Restricted Affiliate. For purposes hereof, CVPS shall be deemed to be the “Restricted Affiliate Parent” of CRC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means each Person (other than the Company) who shall be a party to or shall be required under this Agreement (pursuant to Section 3.03 or otherwise) to be bound by this Agreement (as may be amended from time to time). Notwithstanding that CRC is the record owner of Company Equity Securities as of the date hereof, CVPS shall be deemed to be the Stockholder thereof with respect to such Company Equity Securities owned of record by CRC, and CVPS, CRC and their respective Permitted Transferees shall be deemed one and the same Stockholder (unless the context requires otherwise and except as otherwise provided herein).

“Subscription Agreement” means the Stock Subscription Agreement, dated as of even date herewith, by and among the Company, Wind Acquisition , CVPS and CRC.

“Subsidiary” means, with respect to any Person, another Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such first Person or (ii) such first Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such other Person.

“Sweetwater 3 Equity Commitment Agreement” means the Membership Interest Purchase and Equity Capital Contribution Agreement, dated as of May 10, 2005, by and among Sweetwater Wind 3 LLC, DKR Wind Energy, LLC, Babcock & Brown Sweetwater 3 LLC, Catamount Sweetwater 3 LLC, FC Energy Finance I, Inc., The Northwestern Mutual Life Insurance Company, Bankers Commercial Corporation and The Prudential Insurance Company of America.

“Tag-Along Pro Rata Share” means, with respect to each Tag-Along Seller, Tagging Person or Management Tagging Person, as the case may be, a number of Company Equity Securities equal to the aggregate number of Company Equity Securities the prospective purchaser in a Tag-Along Sale is willing to purchase, multiplied by a fraction, the numerator of which is the Ownership Percentage of such Tag-Along Seller, Tagging Person or Management Tagging Person, as the case may be, and the denominator of which is equal to the aggregate Ownership Percentage of the Tag-Along Seller, all Tagging Persons and all Management Tagging Persons.

“Third Party” means a prospective purchaser of Company Equity Securities in a bona fide arm’s-length transaction from a Stockholder, other than a prospective purchaser that is either (i) a Permitted Transferee, (ii) an Affiliate or (iii) a portfolio company (as such term is customarily used among institutional investors) of such Stockholder.

“Transfer” means, with respect to any Company Equity Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Equity Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing, except in each case with respect to clause (i) or (ii), such transfer shall not include a CVPS Transaction.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes (as defined in the Subscription Agreement) or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

“Trigger Date” shall have the meaning ascribed to such term in the Subscription Agreement.

“VBCL” means the Business Corporation Law of the State of Vermont, subject to Section 2.11.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Acceptance Notice	3.04	(b)
Agreement	Preamble
Appraisal Process Commencement Date	4.04	(g)
Appraisal Report	4.04	(g)
Appraiser	4.04	(g)
Approved Budget	2.06	(b)
Buy/Sell Initiator	4.05	(a)
Buy/Sell Offer	4.05	(a)
Buy/Sell Recipient	4.05	(a)
Buy/Sell Right	4.05	(d)
CEO Director	2.01(a)(iii)
Company	Preamble
Competition Offer Acceptance Notice	5.04(c)(iii)(B)
Competition Offered Securities	5.04(c)(iii)(B)
Competition Offer Notice	5.04(c)(iii)(B)
Competition Offer Period	5.04(c)(iii)(B)
Competition Offer Price	5.04(c)(iii)(B)
Confidential Information	5.02	(a)
Confidentiality Affiliates	5.02	(a)
CRC	Preamble
CVPS Directors	2.01(a)(ii)
CVPS	Preamble
Draft Budget	2.06	(a)
Drag-Along Sale	4.02	(a)
Drag-Along Sale Notice	4.02	(b)
Drag-Along Sale Notice Period	4.02	(b)
Drag-Along Sale Price	4.02	(b)
Drag-Along Seller	4.02	(a)
Drag-Along Transferee	4.02	(a)
Excess Shares	4.04	(c)
Fair Value of the Subject Interest	4.04	(g)
Fully Participating Stockholder	4.04	(c)
Issuance Notice	4.04	(a)
Jurisdictional Merger	2.11
Management Tag-Along Rights	4.01	(d)
Management Tagging Person	4.01	(d)
Offered Securities	3.04	(a)
Offeree	3.04	(a)
Offer Notice	3.04	(a)
Offeror	3.04	(a)
Offer Period	3.04	(b)
Offer Price	3.04	(a)
Put	5.03	(a)
Put Option Purchase and Sale Agreement	5.03	(a)
Replacement Nominee	2.03	(a)
Responsible Party	3.07
Statement of Management Authority	2.10
Stockholder Indemnitee	5.08	(a)
Tag-Along Notice	4.01	(a)(i)
Tag-Along Notice Period	4.01	(c)
Tag-Along Offer	4.01	(b)
Tag-Along Percentage	4.01	(b)
Tag-Along Response Notice	4.01	(c)
Tag-Along Right	4.01	(c)
Tag-Along Sale	4.01	(a)
Tag-Along Seller	4.01	(a)
Tagging Person	4.01(a)(ii)
Transaction Commitment	4.05	(d)
Unwinding Event	3.03	(b)
Wind Acquisition	Preamble
Wind Directors	2.01	(a)(i)

SECTION 1.02. Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time. When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to “$” means U.S. dollars.

Annexes/Exhibits/Schedules. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

SECTION 1.03. Effectiveness of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall not take effect until the Trigger Date.

ARTICLE 2

CORPORATE GOVERNANCE

SECTION 2.01. Composition of the Board.

(a) Effective as of the Trigger Date (as defined in the Subscription Agreement), the Board shall be comprised of seven directors, and, subject to the provisions of Sections 2.01(b) through 2.01(j) hereof, such directors shall be designated as follows:

(i) Wind Acquisition shall have the right to designate three directors (the “Wind Directors”);

(ii) CVPS shall have the right to designate three directors (the “CVPS Directors”); and

(iii) the Chief Executive Officer of the Company (who shall initially be James J. Moore, Jr.) shall be designated as a director (the “CEO Director”).

(b) Subsequent to the date hereof, in the event of any changes in the Ownership Percentage of Wind Acquisition or CVPS, each of Wind Acquisition and CVPS shall be entitled to designate the number of directors which corresponds to its Ownership Percentage pursuant to the following table:

Ownership Percentage	Number of Designees
=> 90%	6
=> 85% and < 90%	5
=> 65% and < 85%	4
=> 35% and < 65%	3
=> 15% and < 35%	2
=> 10% and < 15%	1
< 10%	0

(c) Each Stockholder shall, at any time it is then entitled to vote for the election of directors to the Board, vote all of its Company Equity Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(d) The Company shall cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or stockholders) to ensure that the composition of the Board is as set forth in this Section 2.01. The Company and each Stockholder shall take such action as may be required under applicable law to cause the Board to consist of the number of directors specified in Section 2.01(a).

(e) If at any time, the Ownership Percentage of Wind Acquisition or CVPS is reduced (by Transfer, issuance of new Company Equity Securities by the Company or otherwise, in each case in compliance with this Agreement) such that the number of directors that Wind Acquisition or CVPS, as the case may be, is entitled to designate pursuant to Section 2.01(a) is reduced by one or more directors, then Wind Acquisition or CVPS, as the case may be, shall promptly cause such number of its then designated directors equal to the number by which the number of its designated directors has been so reduced as aforesaid to resign from the Board. Such director position(s) shall be filled by the stockholders of the Company in accordance with the VBCL, the Restated Certificate, the New By-laws and this Agreement. Notwithstanding that Wind Acquisition or CVPS is no longer entitled to designate one or more persons to serve as directors pursuant to Section 2.01(a), nothing herein shall preclude an Affiliate, director, officer, partner, associate or employee of Wind Acquisition or CVPS from serving on the Board; provided that such person is elected by the stockholders of the Company in accordance with this Section 2.01(e) and is not otherwise in violation of this Agreement.

(f) To the extent that Wind Acquisition or CVPS is entitled to designate at least one director pursuant to Section 2.01(a), the Stockholders shall cause the Board to cause each executive committee, compensation committee, audit committee, investment committee, nominating committee or other significant committee of the Board (including any committee performing the functions usually reserved for the committees described above), if any, to include at least one Wind Director and one CVPS Director; provided that the composition of each committee shall reflect the relative number of Wind Directors and CVPS Directors on the Board.

(g) Notwithstanding the terms of any other stockholders agreement, partnership agreement, limited liability company agreement or other similar governance agreement or instrument of any Subsidiary of the Company, if any Wind Director or CVPS Director shall serve as a member of the board of directors or other governing body of any Subsidiary of the Company, then the composition of such Subsidiary board of directors or other governing body shall reflect the relative number of Wind Directors and CVPS Directors on the Board.

(h) The Stockholders shall negotiate in good faith such changes to the composition of the members of the board of directors of the Company as may be necessary to comply with applicable securities laws or any law, rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities of the company are listed or quoted that is applicable to the Company, including the appointment of independent directors; provided that the relative number of Wind Directors and CVPS Directors on the Board shall, to the extent practicable, reflect the requirements of Sections 2.01(a) through (e).

(i) CVPS shall not, and shall not have the right to, designate a Person as a CVPS Director if such Person is a director, officer or otherwise an employee of any Company Competitor or if such Person is an Affiliate of a Company Competitor, unless, in each case, CVPS shall cause any such CVPS Director to execute an agreement pursuant to which such Person agrees to take reasonable steps to ensure that no Competitively Sensitive Information relating to the Company, its Subsidiaries or the Project Companies is transferred, communicated or otherwise disclosed to any other Person at CRC, CVPS or a Company Competitor and CVPS shall otherwise comply with its obligations under this Agreement (including, without limitation, Sections 5.02 and 5.04 hereof). In addition, any CVPS Director who is a director, officer or otherwise an employee of any Company Competitor or who is an Affiliate of a Company Competitor shall, in addition to executing the agreement specified in the preceding sentence, recuse him or herself from any discussions of the Board involving Competitively Sensitive Information.

(j) The right of each of CVPS and Wind Acquisition to designate directors to the Board pursuant to Section 2.01(a) hereof shall be transferable to a Third Party only in connection with a Qualifying Rights Transfer.

SECTION 2.02. Removal. No Stockholder shall, at any time it is then entitled to vote for the removal of directors from the Board, vote any of its Company Equity Securities in favor of the removal of any director who shall have been designated by Wind Acquisition or CVPS pursuant to Section 2.01, unless the designating party shall have consented to such removal in writing; provided, however, that if Wind Acquisition or CVPS shall request in writing the removal, with or without cause (as determined in accordance with Section 8.08 of the VBCL), of any such director so designated by it, such Stockholder shall vote all its Company Equity Securities that are entitled to vote in favor of such removal.

SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise (other than pursuant to Section 2.01(e)), there shall exist or occur any vacancy on the Board:

(a) the Person that designated the deceased, disabled, retired, resigning or removed director may designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board;

(b) each Stockholder then entitled to vote for the election of directors to the Board shall vote all of its Company Equity Securities that are entitled to vote or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee is elected to the Board; and

(c) upon the resignation or removal of the Chief Executive Officer of the Company from such office, such Person shall be deemed to have resigned from the Board as the CEO Director immediately upon such resignation or removal.

SECTION 2.04. Director Expenses. The Company shall pay all reasonable and documented out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof.

SECTION 2.05. Restated Certificate or New By-Law Provisions. Each Stockholder shall vote all of its Company Equity Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other actions necessary, to ensure that the Company’s Restated Certificate and New By-laws (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which such Stockholder is entitled under this Agreement. The Company shall take such action (including by exercising any voting control) within its power and authority necessary to ensure that the organizational documents of its Subsidiaries facilitate and do not at any time conflict with any provision of this Agreement and permit each Stockholder to receive the benefits to which such Stockholder is entitled under this Agreement.

SECTION 2.06. Company Budget.

(a) Subject to Sections 5.04(c)(ii) and 2.06(e) and for so long as (i) with respect to Wind Acquisition only, the Ownership Percentage of Wind Acquisition continues to equal or exceed 25%, or (ii) with respect to CVPS only, the Ownership Percentage of CVPS continues to equal or exceed 25%, the Company shall prepare, or cause to be prepared, and submit to Wind Acquisition, so long as the condition set forth in the foregoing clause (i) is satisfied, and to CVPS, so long as the condition set forth in the foregoing clause (ii) is satisfied, at least 30 days prior to the end of any fiscal year, a draft operating and capital expenditure budget for the then-succeeding fiscal year with respect to the Company and its Subsidiaries on a consolidated basis (the “Draft Budget”);

(b) Subject to Sections 5.04(c)(ii), 2.06(d) and 2.06(e) and for so long as (i) with respect to Wind Acquisition only, the Ownership Percentage of Wind Acquisition continues to equal or exceed 25%, or (ii) with respect to CVPS only, the Ownership Percentage of CVPS continues to equal or exceed 25%, the Draft Budget shall not be the adopted and approved budget of the Company and its Subsidiaries (the “Approved Budget”) without the consent of Wind Acquisition, so long as the condition set forth in the foregoing clause (i) is satisfied, and without the consent of CVPS, so long as the condition set forth in the foregoing clause (ii) is satisfied; provided, that the Approved Budget shall not govern, be applicable to or in any way set forth the cash dividend or distribution policies of the Company or any Subsidiaries, which cash dividend and distribution policies shall be determined solely by the Board, subject to Section 2.07.

(c) Subject to Section 2.06(d), if the Company and each of Wind Acquisition and CVPS, to the extent entitled to approve the Approved Budget in accordance with Section 2.06(b), cannot agree on and adopt an Approved Budget for the then-succeeding fiscal year by the end of the then current fiscal year, then the Approved Budget for such then-succeeding fiscal year shall be the then-existing Approved Budget, modified by increasing each line-item amount reflected therein no more than 10% or such other amount as may have been otherwise approved by Wind Acquisition and CVPS. For the fiscal year ending December 31, 2005, the existing operating and capital expenditure budgets for the Company and Subsidiaries attached hereto as Annex A (with such changes thereto as shall be mutually agreeable to Wind Acquisition and CVPS) shall be deemed to be the existing Approved Budget.

(d) Prior to the Full Funding, and without regard to whether amounts therefor are authorized in any Approved Budget, Wind Acquisition shall have sole discretion and authority to approve the purposes for which the Purchase Commitment is expended, including, without limitation, capital, project development or operating expenditures to be made with such Purchase Commitment, and neither the Company nor any of its Subsidiaries shall incur or pay any capital expenditure unless Wind Acquisition shall have consented to such incurrence or payment (as the case may be). In no event shall CVPS’s rights to consent to an Approved Budget under Section 2.06(b) limit the power and authority of Wind Acquisition as set forth under this Section 2.06(d) (and such right to consent shall be subject to the rights of Wind Acquisition under this Section 2.06(d)).

(e) CVPS’s rights under this Section 2.06 shall not be transferable by CVPS, including, without limitation, in connection with any Transfers of Company Equity Securities made by CVPS. Wind Acquisition shall be able to transfer its rights under this Section 2.06 to a Third Party only in connection with a Qualifying Rights Transfer.

SECTION 2.07. Limitations on Certain Actions by the Company. Subject to Sections 5.04(c)(ii), 5.04(e) and 2.08 hereto and for so long as (i) with respect to Wind Acquisition only, the Ownership Percentage of Wind Acquisition continues to equal or exceed 10%, or (ii) with respect to CVPS only, the Ownership Percentage of CVPS continues to equal or exceed 10%, without the consent of Wind Acquisition, so long as the condition set forth in the foregoing clause (i) is satisfied, and without the consent of CVPS, so long as the condition set forth in the foregoing clause (ii) is satisfied, the Company shall not (and to the extent applicable, its Subsidiaries shall not and the Company shall cause its Subsidiaries not to, and shall not take any action to approve or otherwise authorize the Project Companies to):

(a) amend or permit the amendment of the Company’s or any of its Subsidiaries’ or Project Companies’ certificate of incorporation, charter, by-laws, memorandum of association, articles of association, partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation, certificate of trust, trust agreement, indenture or other agreement or instrument under which such Person is formed or organized under applicable laws, except (i) in a manner that would not adversely affect either Wind Acquisition or CVPS, (ii) in connection with any Drag-Along Sale, (iii) in connection with any Public Offering approved under Section 2.07(n) (if applicable) or sale of equity or debt securities otherwise permitted under this Section 2.07, (iv) in connection with the Jurisdictional Merger on the terms and conditions specified in Section 2.11 or (v) as may be required by applicable Law (including any changes in Law);

(b) institute or consent to, or permit any of its Subsidiaries or Project Companies to institute or consent to, any Bankruptcy Event or the liquidation, dissolution or winding-up of the Company or its Subsidiaries or Project Companies, subject to the fiduciary duties of the directors, general partners or managing members of the Company or any of its Subsidiaries or its Project Companies;

(c) enter into any transaction with any of the officers, directors, or Affiliates of the Company or any of their respective Subsidiaries or Project Companies, except in the ordinary course of business or pursuant to the reasonable requirements of the Business and upon fair and reasonable terms at least as favorable to the Company or such applicable Subsidiary or Project Company as could have been obtained on an arm’s length basis (other than a transaction that is subject to the rights of Wind Acquisition under Section 2.06(d) or subject to such Stockholder’s preemptive rights under Section 4.04); provided that (i) the transactions contemplated (including, without limitation, with respect to the Full Funding) under the Subscription Agreement, (ii) transactions relating to the employment or compensation of employees of the Company and its Subsidiaries expressly contemplated by the Subscription Agreement and (iii) transactions otherwise expressly contemplated by the terms of this Agreement, shall in each case be deemed to be transactions not subject to this Section 2.07(c);

(d) subject to the Statement of Management Authority incur, or become liable, or allow any of its Subsidiaries or take any action to approve or otherwise authorize any of its Project Companies to incur or become liable, for Indebtedness, other than Indebtedness (i) required (A) by any applicable law (including any changes in law), (B) under any contractual obligation not undertaken in violation of this Agreement, or (C) to repair any damage caused to any Project as a result of any accident, act of God, landslide, lightning, earthquake, fire, explosion, flood, nuclear radiation, acts of terrorism, war, riot or civil disturbance, insurrection, or any similar occurrence, (ii) as part of or in connection with a Public Offering approved under Section 2.07(n) (if applicable) or (iii) specified in or contemplated by an Approved Budget;

(e) subject to Section 2.06(d), any issuance of Company Equity Securities, other than (i) issuances of Company Equity Securities upon exercise, conversion or exchange of Company Equity Securities which, when issued, were exempt from such consent rights, (ii) issuances of Company Equity Securities to employees, officers and/or directors of the Company pursuant to employee benefit or similar plans or arrangements contemplated by the Subscription Agreement or otherwise implemented as part of funding pursuant to the Subscription Agreement, (iii) as part of a Public Offering approved under Section 2.07(n) (if applicable), and (iv) issuances otherwise required (A) for capital expenditure and project development expenses as contemplated by an Approved Budget, (B) in connection with the performance of the obligation to issue Company Equity Securities as contemplated under the Subscription Agreement, (C) for transactions contemplated by Sections 2.07(g) and 2.07(j), (D) by any applicable law (including any changes in law), (E) under any contractual obligation, or (F) to repair any damage caused to any Project as a result of any accident, act of God, landslide, lightning, earthquake, fire, explosion, flood, nuclear radiation, acts of terrorism, war, riot or civil disturbance, insurrection, or any similar occurrence;

(f) (x) declare or pay any dividends or make any distributions, in each case in cash or property, on its Company Equity Securities or (y) purchase, redeem or otherwise acquire any equity interest of the Company (including any Company Equity Securities) or any of its Subsidiaries or the Project Companies, or any securities convertible into an equity interest of the Company or any of its Subsidiaries, or, solely in the case of clause (y) above, permit any of its Subsidiaries or Project Companies to do any of the foregoing, other than (i) repurchases of equity interests from employees of the Company and its Subsidiaries upon termination of employment or (ii) as part of a Public Offering approved under Section 2.07(n) (if applicable);

(g) other than between the Company and any wholly-owned Subsidiary or between two wholly-owned Subsidiaries, merge or consolidate with any Third Party, or sell all or substantially all of its assets, in a single transaction or series of related transactions, to any Third Party, or permit any of its Subsidiaries, or take any action to permit any of its Project Companies, to merge or consolidate with any Third Party, or sell all or substantially all of such Subsidiary’s or Project Company’s assets in a single transaction or series of related transactions to any Third Party; provided, however, that the approval of CVPS shall not be required to the extent that any such transaction is (i) pursuant to and contemporaneously with a Drag-Along Sale or (ii) in connection with the Jurisdictional Merger on and subject to the terms and conditions specified in Section 2.11;

(h) select, terminate or remove the Chief Executive Officer of the Company;

(i) adopt, materially amend or make any material modification to any cash bonus or severance plan, equity-based compensation plan or other compensation plan contemplated by the Subscription Agreement or otherwise implemented as part of the Initial Closing pursuant to the Subscription Agreement with respect to any employee or group of employees of the Company or any of its Subsidiaries, or permit any of such entities to do any of the foregoing; provided that Wind Acquisition and CVPS shall only have the right pursuant to this clause (i) to consent to the type and aggregate amount of compensation that may be awarded pursuant to any such plan and the general criteria by which such compensation may be awarded, but in no way the amount, type or criteria with respect to any individual under such plan, which shall be determined by the Board or its compensation committee;

(j) subject to the sole right of Wind Acquisition to consent to, or approve the making of any of the following described transactions in respect of, matters contemplated by Section 2.06(d), (i) acquire, or permit any of its Subsidiaries or Project Companies to acquire, the assets or business of any Person having a value in excess of $10,000,000 in any single transaction or series of related transactions unless specified in an Approved Budget or in the Statement of Management Authority then in effect, or (ii) make a loan or advance to any Person or guarantee any loan of any Person, in each case in an amount in excess of $10,000,000 in any single transaction or series of related transactions, or permit any of its Subsidiaries or Project Companies to do any of the foregoing;

(k) subject to the sole right of Wind Acquisition to consent to, or approve the making of any of the following described transactions in respect of, matters contemplated by Section 2.06(d), make, or permit any of its Subsidiaries or Project Companies to make, any sale or any other transfer of assets having a value in excess of $10,000,000 in any single transaction or series of related transactions unless specified in an Approved Budget or in the Statement of Management Authority then in effect;

(l) materially change the nature of the Company’s Business; it being understood that any services, activities or businesses incidental, or ancillary to, the Business, provided as such, shall not be considered a change in the Business;

(m) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered any of the properties or assets (whether tangible or intangible) of, or used by, the Company, any of its Subsidiaries or the Project Companies, in each case greater than $1,000,000, other than any Lien incurred in connection with Indebtedness permitted under Section 2.07(d);

(n) complete an initial Public Offering or any other action that would result in any Company Equity Securities becoming publicly traded; or

(o) obligate or otherwise commit or permit the Company or any of its Subsidiaries or take any action to permit the Project Companies (to the extent applicable), to do any of the foregoing things.

SECTION 2.08. Limitations on Consent Rights.

(a) The consent rights of each of CVPS and Wind Acquisition pursuant to Section 2.07 hereof shall be transferable to any other Third Party only in connection with a Qualifying Rights Transfer; provided, however, that, with respect to CVPS, the right to consent to the actions or transactions described in Sections 2.07(h), 2.07(i), 2.07(j) and 2.07(k) (only as applicable to such sections) shall, in any event, not be transferable.

(b) The right to consent to the actions or transactions described in Sections 2.07(d), 2.07(e), 2.07(g), 2.07(h), 2.07(j), 2.07(k), 2.07(l), 2.07(m), 2.07(n) and 2.07(o) (with respect to Section 2.07(o), only as to the actions enumerated in Sections 2.07(d), 2.07(e), 2.07(g), 2.07(h), 2.07(j), 2.07(k), 2.07(l), 2.07(m) and 2.07(n)) shall terminate (i) with respect to Wind Acquisition only, if the Ownership Percentage of Wind Acquisition falls below 25%, and (ii) with respect to CVPS only, if the Ownership Percentage of CVPS falls below 25%.

SECTION 2.09. Termination/Suspension of Certain Rights. In the event that (i) Wind Acquisition fails to fully comply with their obligations with respect to the Purchase Commitment and (except with respect to the Final Closing, as such term is defined in the Subscription Agreement) Wind Acquisition has not cured any such failure in its entirety within 30 days of such breach or (ii) the Full Funding has not occurred by the third anniversary of the execution of Subscription Agreement, then as of such time, the rights of Wind Acquisition under Sections 2.01, 2.06 and 2.07 shall be determined in accordance with the applicable Ownership Percentage of Wind Acquisition after giving effect to the conversion of the Class B Stock in accordance with the terms of the Restated Certificate as a result of the foregoing breach or failure to fund.

SECTION 2.10. Statement of Management Authority. Each of Wind Acquisition and CVPS shall use its good faith reasonable best efforts to cause the Board to adopt as soon as practicable after the date hereof, but in no event later than 60 days after the date hereof, a statement setting forth management’s authority and reporting responsibilities and specifying those actions that management shall have the authority to take without further approval from the Board (the “Statement of Management Authority”), which Statement of Management Authority shall be in form and substance to be agreed upon by Wind Acquisition and CVPS. Thereafter, for so long as Wind Acquisition or CVPS have an Ownership Percentage of at least 25%, the Statement of Management Authority may be amended only with the written consent of Wind Acquisition and CVPS, as applicable.

SECTION 2.11. Jurisdictional Merger. Upon the request of Wind Acquisition, each of CVPS and the Company shall use its respective commercially reasonable efforts to cause the Board and the Company to effect, as soon as practicable after such request, the Company’s change of its jurisdiction of incorporation to the State of Delaware, which may be accomplished through a merger of the Company with a corporation formed under the laws of the State of Delaware and pursuant to which all properties, rights, privileges, powers and franchises and all of the debts, liabilities and duties of the Company shall become those of the surviving corporation (the “Jurisdictional Merger”). The surviving corporation’s certificate of incorporation shall be in substance identical to the Restated Certificate except for those administrative and ministerial changes necessary to conform to Delaware Law and the by-laws of the surviving corporation shall be in form and substance substantially similar to the New By-Laws. The Jurisdictional Merger shall be subject to the prior approval of CVPS (which consent shall not be unreasonably withheld or delayed); provided, however, that CVPS shall be entitled to withhold its consent to the Jurisdictional Merger to the extent that it can demonstrate that the Jurisdictional Merger would have a significant adverse economic effect on CVPS or the Company. CVPS and the Company agree to cooperate fully in connection determining if any consents are necessary to effect the Jurisdictional Merger and with any filings or other actions that may be necessary to effect the Jurisdictional Merger. Upon the effectiveness of the Jurisdictional Merger, all references herein to sections of the VBCL shall automatically be deemed to be references to similar sections of the Delaware General Corporation Law.

ARTICLE 3

RESTRICTIONS ON TRANSFER

SECTION 3.01. General Restrictions on Transfer.

(a) Each Stockholder understands and agrees that the Company Equity Securities held by it on the date hereof have not been registered under the Securities Act and are restricted securities under the Securities Act. No Stockholder shall Transfer any Company Equity Securities (or solicit any offers in respect of any Transfer of any Company Equity Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Agreement or any other provisions set forth in any other agreements or instruments pursuant to which such Company Equity Securities were issued. No Stockholder shall Transfer any Company Equity Securities if such Transfer would cause Company Equity Securities to become subject to registration under the Exchange Act, except in connection with a Public Offering.

(b) Neither Wind Acquisition nor CVPS may Transfer any of its Company Equity Securities, except (i) to a Permitted Transferee in accordance with Section 3.03, (ii) in a Transfer pursuant to or as permitted under Section 3.04, or (iii) in a Tag-Along Sale pursuant to Section 4.01, a Drag-Along Sale pursuant to Section 4.02 or a sale pursuant to a Buy/Sell Offer provided pursuant to Section 4.05, and, in respect of each of clauses (i), (ii) and (iii), any such Transfer thereunder must be only at such time as permitted pursuant to such provisions.

(c) Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer any Company Equity Securities to any Person unless such transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement in the form of Exhibit A attached hereto (unless such transferee is already so bound).

(d) Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer any Company Equity Securities to any Person (whether or not a Permitted Transferee) if such Transfer would result in an Adverse Regulatory Event. No Stockholder shall take any action, and each Stockholder shall use commercially reasonable efforts to prevent any third-party action within its reasonable control, if such action would result in an Adverse Regulatory Event. Each Stockholder shall cooperate with any affected Stockholder, and shall use all commercially reasonable efforts, to remedy any Adverse Regulatory Event. Each Stockholder shall use commercially reasonable efforts not to acquire any interest in any, or become an electric utility or electric utility holding company if that would result in an Adverse QF Event. Unless otherwise required by law, no Stockholder will consummate any Transfer if, after reasonable inquiry into the circumstances of such transfer, including the regulatory status of the transferee, such Stockholder has knowledge that such Transfer would result in an Adverse QF Event. If any party breaches this Section 3.01(d), then the other parties shall be entitled to such relief at law or in equity as may be awarded by a court of competent jurisdiction. In connection with any Transfer permitted by the terms of this Agreement, each Stockholder, at the request and expense of the transferring Stockholder, will use its commercially reasonable efforts to (i) make all appropriate filings and submissions with any Governmental Authority that may be necessary, proper or advisable under applicable laws and regulations in respect of such Transfer and (ii) cooperate in all respects with the other Stockholders and the Company in connection with such filing or submission.

(e) Notwithstanding anything in this Agreement to the contrary, no Stockholder may Transfer any Company Equity Securities to any Company Competitor or any Affiliate of a Company Competitor unless such Transfer is in connection with a Drag-Along Sale or a CVPS Transaction.

(f) Notwithstanding anything else in this Agreement to the contrary, Wind Acquisition may not transfer the Class B Common Stock held by Wind Acquisition to any Person except a Permitted Transferee of Wind Acquisition without the prior written consent of CVPS in its sole discretion.

(g) Any attempt to Transfer any Company Equity Securities not in compliance with this Agreement shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer. The parties hereto acknowledge that the transfer restrictions contained herein are reasonable and in the best interests of the Company.

SECTION 3.02. Legends.

(a) In addition to any other legend that may be required, each certificate for Company Equity Securities issued to any Stockholder shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS OR IN A TRANSACTION OUTSIDE THE UNITED STATES NOT SUBJECT TO THE SECURITIES ACT. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF OCTOBER 12, 2005 (AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM CATAMOUNT ENERGY CORPORATION (THE “COMPANY”) OR ANY SUCCESSOR THERETO, AND BY THE COMPANY’S CERTIFICATE OF INCORPORATION. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS’ AGREEMENT AND THE COMPANY’S CERTIFICATE OF INCORPORATION.”

(b) If any Company Equity Securities shall become freely transferable under the Securities Act, upon the written request of the holder thereof, the Company shall issue to such holder a new certificate evidencing such Company Equity Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. The Company may request that the holder provide an opinion of legal counsel reasonably acceptable to the Company stating that such Company Equity Securities are freely transferable under the Securities Act. If any Company Equity Securities cease to be subject to any and all restrictions on Transfer and all other obligations set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Equity Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

SECTION 3.03. Permitted Transferees.

(a) Subject to Section 3.01, any Stockholder may at any time Transfer any or all of its Company Equity Securities to a Permitted Transferee without the consent of any Person and without compliance with Sections 3.04 or 4.01, to the extent applicable, so long as such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement in the form of Exhibit A attached hereto. Such Stockholder must give prior written notice to the Company of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other documentation reasonably requested by the Company to ensure compliance with the terms of this Agreement.

(b) If, while a Permitted Transferee holds any Company Equity Securities, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Stockholder received such shares (an “Unwinding Event”), then:

(i) the relevant initial transferor Stockholder shall forthwith notify the other Stockholders and the Company of the pending occurrence of such Unwinding Event; and

(ii) prior to such Unwinding Event, such initial transferor Stockholder shall take all actions necessary to effect a Transfer of all the Company Equity Securities held by the relevant Permitted Transferee either back to such Stockholder or, pursuant to this Section 3.03, to another Person that qualifies as a Permitted Transferee of such initial transferring Stockholder.

SECTION 3.04. Right of First Offer.

(a) Except for the dispositions permitted under Section 3.01(b) or in a Drag-Along pursuant to Section 4.02, prior to making any Transfer to a Third Party, if CVPS or Wind Acquisition (the “Offeror”) desires to Transfer all or any portion of its Company Equity Securities to a Third Party, then the Offeror shall first make a written offer (the “Offer Notice”) to sell such Company Equity Securities to Wind Acquisition (in the case where CVPS is the Offeror) or to CVPS (in the case where any of Wind Acquisition is the Offeror) (Wind Acquisition or CVPS, as applicable, the “Offeree”). The Offer Notice shall set forth: (i) the type and number of shares of Company Equity Securities proposed to be Transferred (the “Offered Securities”); (ii) the proposed cash price for the Offered Securities (the “Offer Price”) and all other terms and conditions of the proposed Transfer; and (iii) an offer to Transfer the Offered Securities to the Offeree pursuant to this Section 3.04.

(b) For a period of 15 days after receipt of the Offer Notice (the “Offer Period”), the Offeree shall have the right to elect to exercise its option to purchase, at the Offer Price and on the same terms and conditions contained in the Offer Notice, all but not less than all of the Offered Securities. The Offeree’s option to purchase the Offered Securities hereunder shall be exercisable by delivering written notice (an “Acceptance Notice”) to such effect, prior to the expiration of the Offer Period, to the Offeror. The failure of the Offeree to exercise its option to purchase all of the Offered Securities prior to the expiration of the Offer Period shall be deemed to be a waiver of its right to participate in the purchase of the Offered Securities pursuant to this Section 3.04.

(c) Unless the Offeree elects to purchase all of the Offered Securities or the Offeror consents to the purchase of less than all of the Offered Securities, the Offeror shall be free to Transfer all, but not less than all, of the Offered Securities to a Third Party or Third Parties on terms no less favorable to the Offeror than the terms set forth in the Offer Notice; provided, however, that if such Transfer is not consummated on or before 90 days after the expiration of the Offer Period (provided, that, if such Transfer is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the expiration of the Offer Period), the restrictions provided for herein shall again become effective, and no Transfer of such Offered Securities may be made thereafter by the Offeror without again offering the same to the Offerees in accordance with this Section 3.04.

(d) The closing of any Transfer of the Offered Securities pursuant to this Section 3.04 shall be held at the principal office of the Company at 10:00 a.m., local time, on or before 90 days after the Offeree’s delivery of an Acceptance Notice (provided, that, if such Transfer is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days after the delivery of such Acceptance Notice), or at such other time and place as the parties to the transaction may agree. At such closing, the Offeror shall deliver the certificate and other applicable instruments representing the Offered Securities and wire transfer instructions for payment of the consideration therefor, along with one or more assignment agreements transferring the Offered Securities to the Offeree in a form reasonably satisfactory to the Offeree, and accompanied by the Offered Securities to be Transferred shall be free and clear of any Liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws) and the Offeror shall so represent and warrant, and further represent and warrant to such matters as are customary and usual for such a transaction, including that it is the record and beneficial owner of such Offered Securities, that it has all necessary power and authorization to consummate the Transfer, and that it has obtained or made all necessary consents, approvals, filings and notices from governmental authorities or third parties to consummate the Transfer. The Offeree shall deliver at such closing by wire transfer of immediately available funds, payment in full for such Offered Securities.

(e) The right of first offer of each of Wind Acquisition and CVPS pursuant to this Section 3.04 shall be transferable by Wind Acquisition and CVPS to a Third Party only in connection with a Qualifying Rights Transfer.

SECTION 3.05. Restricted Affiliate Transfers. No party hereto shall nor shall it agree to, nor will it permit any Restricted Affiliate or Restricted Affiliate Parent of a Stockholder to, (i) Transfer all or any portion of its interests in such Stockholder or Restricted Affiliate, (ii) enter into any statutory exchange, merger, amalgamation, consolidation or other business combination or any capital reorganization of such Stockholder or Restricted Affiliate, (iii) issue or Transfer any capital stock or any other equity interest in such Stockholder or Restricted Affiliate or any options, warrants or other securities convertible into or exchangeable for capital stock or other equity interests in such Stockholder or Restricted Affiliate, or (iv) Transfer all or substantially all of the assets of such Stockholder or Restricted Affiliate in a single transaction or a series of related transactions, without the applicable Stockholder first providing the other Stockholders a right of first offer on the terms set forth in Section 3.04 and with the Offer Price for such Offered Securities deemed to be the consideration that is attributable to such Company Equity Securities that such Stockholder, Restricted Affiliate or Restricted Affiliate Parent is entitled to receive in connection with any such transaction; provided, however, that nothing in this Section 3.05 shall be applicable to, prohibit or otherwise restrict, or otherwise require Section 3.04 to be applicable to (x) any Stockholder, Restricted Affiliate or Restricted Affiliate Parent from engaging in any transaction described or set forth in clause (i), (ii), (iii) or (iv) of this Section 3.05, solely with one or more Permitted Transferees of such Stockholder, Restricted Affiliate or Restricted Affiliate Parent, (y) any Affiliate of such Stockholder that is not a Restricted Affiliate or Restricted Affiliate Parent or (z) any CVPS Transaction. Any transaction by a Stockholder, Restricted Affiliate or Restricted Affiliate Parent in contravention of this Section 3.05(a) shall be deemed to be a Transfer by the Stockholder of a like portion of its Company Equity Securities and such Stockholder shall be required to comply with the provisions of Sections 3.01 and 3.04 with respect to such Company Equity Securities as if such applicable Stockholder was directly Transferring its Company Equity Securities and with the Offer Price for such Offered Securities deemed to be the consideration that is attributable to such Company Equity Securities that the Stockholder, Restricted Affiliate or Restricted Affiliate Parent received or is entitled or has agreed to receive in connection with such transaction.

SECTION 3.06. Additional Agreements in connection with Permitted Transfers. The Company and the Stockholders agree to cooperate with any Stockholder and any proposed transferee, and their respective advisors, to facilitate and effect any Transfer permitted pursuant to this Agreement. To that end, without limitation, upon the request of any Stockholder that proposes to make a Transfer permitted under Article 3 or Article 4 of this Agreement: (a) subject to any proposed transferee executing a confidentiality agreement with the Company reasonably satisfactory to the Company, the Company will, and will cause its and its Subsidiaries’ employees and personnel to, use its and their reasonable commercial efforts to facilitate and support any due diligence process being undertaken in connection with such Transfer; (b) if a Transfer satisfies the criteria of a Drag-Along Sale, the Company will promptly engage, on customary terms (including customary indemnification from the Company), a nationally recognized investment banking firm selected by the Drag-Along Seller to provide financial advisory services to the Company, the Drag-Along Seller and the Other Stockholders, and the Company shall pay the fees and expenses of such investment banking firm; (c) if Wind Acquisition will be Transferring all or substantially all of their Company Equity Securities in the transaction (including a Drag-Along Sale), the Company will, if applicable, enter into a definitive agreement with the proposed transferee(s) providing for such Transfer and make and agree to representations, warranties, covenants and indemnities and other similar agreements that are reasonable and customary for negotiated transactions of the type contemplated by such Transfer; and (d) the Company and the Stockholders will cooperate in the obtaining of all governmental and third-party approvals and consents reasonably necessary or desirable to consummate such Transfer, with the cost and expense of complying with this clause (d) to be borne by each transferor of Company Equity Securities in proportion to the amount transferred by each such transferor, or in the case of Drag-Along Sale, by the Company.

SECTION 3.07. Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party responsible for paying such Transfer Taxes under applicable Law (the “Responsible Party”). The Responsible Party will file, to the extent required by applicable Law, all necessary Tax Returns (as defined in the Subscription Agreement) and other documentation with respect to all such Transfer Taxes. Notwithstanding anything to the contrary, to the extent any Transfer Taxes are incurred or payable in connection with the Jurisdictional Merger, such Transfer Taxes shall be borne by the Company

ARTICLE 4

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS;

BUY-SELL PROVISION; PREEMPTIVE RIGHTS

SECTION 4.01. Tag-Along Rights.

(a) Subject to Sections 4.01(i) and 4.03, if either (a) Wind Acquisition or (b) CVPS proposes to Transfer (in each case, the “Tag-Along Seller”) any Company Equity Securities to any Third Party, and the Potential Tagging Stockholder has not exercised its right of first offer rights set forth in Section 3.04 (a “Tag-Along Sale”),

(i) at least 20 days prior to the date of such proposed transfer, the Tag-Along Seller shall provide the Potential Tagging Stockholder written notice of the terms and conditions of such proposed Transfer, which shall be included in an Offer Notice (“Tag-Along Notice”) and offer the Potential Tagging Stockholder the opportunity to participate in such Transfer in accordance with this Section 4.01, and

(ii) the Potential Tagging Stockholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (the Potential Tagging Stockholder, as an electing person, the “Tagging Person”).

(b) The Tag-Along Notice shall identify (i) the number and type of Company Equity Securities proposed to be sold by the Tag-Along Seller (“Tag-Along Offer”), (ii) the fraction expressed as a percentage, determined by dividing the number of shares of Company Equity Securities to be purchased from the Tag-Along Seller in such Tag-Along Sale by the total number of Company Equity Securities proposed to be sold that are then owned by the Tag-Along Seller (the “Tag-Along Percentage”) (it being understood that the Company shall reasonably cooperate with the Tag-Along Seller to calculate the Tag-Along Percentage), (iii) the form and amount of consideration for which the Transfer is proposed to be made, (iv) the name of the proposed purchaser and (v) all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed Third Party transferee to purchase Company Equity Securities from the Stockholders in accordance with this Section 4.01.

(c) From the date of its receipt of the Tag-Along Notice, the Tagging Person shall have the right (a “Tag-Along Right”), exercisable by written notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within 15 days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request and require that the Tag-Along Seller include in the proposed Transfer, for the same consideration and on the same terms as those specified in the Tag-Along Notice, a number of Company Equity Securities that are to be part of the Tag-Along Sale held by the Tagging Person (such number of Company Equity Securities shall not in any event exceed the Tag-Along Percentage of the total number of Company Equity Securities held by such Tagging Person). The Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Company Equity Securities to be sold in such Tag-Along Sale. The Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificate or certificates representing the Company Equity Securities of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Company Equity Securities on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificate or certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Tagging Person. In order to participate in a Tag-Along Sale, subject to Section 4.03(b), the Tagging Person must agree to enter into and execute substantially identical agreements and documents as the Tag-Along Seller enters into and executes in connection with the Tag-Along Sale.

(d) The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of shares of the Company Equity Securities which each of the Tagging Person requested to have included in the Tag-Along Sale (as evidenced in the case of the Tag-Along Seller by the Tag Along Notice and in the case of each Tagging Person by such Tagging Person’s Tag-Along Response Notice), it being acknowledged by the Tagging Persons that the Management Stockholders have “tag-along” rights pursuant to the Management Stockholders’ Agreement (“Management Tag-Along Rights”) and the Tag-Along Seller will be obligated to notify and include the shares of Management Stockholders exercising Management Tag-Along Rights in accordance with the terms of the Management Stockholders’ Agreement (a “Management Tagging Person”). In the event the Tag-Along Seller shall be unable to obtain the inclusion of such entire number of shares of the Company Equity Securities in the proposed Tag-Along Sale, including the shares proposed to be sold by the Management Tagging Persons, the number of shares of the Company Equity Securities to be sold in the proposed Tag-Along Sale shall be allocated among the Tag-Along Seller, each Tagging Person and each Management Tagging Person, in proportion, as nearly as practicable, as follows:

(i) there shall be first allocated to each Tag-Along Seller, each Tagging Person and each Management Tagging Person, a number of shares of the Company Equity Securities equal to the lesser of (i) (x) with respect to a Tagging Person, the number of shares offered to be included by such Tagging Person in the proposed Tag-Along Sale pursuant to this Section 4.01, (y) with respect to a Tag Along Seller, the number of shares proposed to be included by such Tag Along Seller in the proposed Tag-Along Sale pursuant to this Section 4.01 or (z) with respect to a Management Tagging Person, the number of shares proposed to be included by such Management Tagging Person pursuant to Section 4.01(d)(i) of the Management Stockholders Agreement, and (ii) a number of shares of the Company Equity Securities equal to its Tag-Along Pro Rata Share; and

(ii) the balance, if any, not allocated pursuant to clause (i) above shall be allocated pro rata to each Tag-Along Seller, each Tagging Person and each Management Tagging Person based on their Tag-Along Pro Rata Share; provided that in no case shall any Tag-Along Seller, Tagging Person or Management Tagging Person be allocated an aggregate amount of shares exceeding the number of shares (x) with respect to a Tagging Person, elected to be included by such Tagging Person pursuant to this Section 4.01, (y) with respect to a Tag Along Seller, proposed to be included by such Tag Along Seller pursuant to this Section 4.01or (z) with respect to a Management Tagging Person, elected to be included pursuant to Section 4.01(d)(i) of the Management Stockholders Agreement.

(e) If, at the end of a 90-day period after the date of receipt of the Tag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days after the date of receipt of the Tag-Along Notice), the Tag-Along Seller has not completed the Transfer of all such Company Equity Securities on substantially the same terms and conditions set forth in the Tag-Along Notice (but as to price, the terms shall be the same), the Tag-Along Seller shall (i) promptly return to the Tagging Person the limited power-of-attorney (and all copies thereof) together with all certificates representing the Company Equity Securities that such Tagging Person delivered for Transfer pursuant to this Section 4.01 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Person in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of Company Equity Securities without again complying with this Section 4.01.

(f) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Person thereof, (ii) remit or cause to be remitted to the Tagging Person the total consideration to be paid at the closing of the Tag-Along Sale for the Company Equity Securities of the Tagging Person Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the Tag-Along Response Notice and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Person.

(g) If at the termination of the Tag-Along Notice Period, the Potential Tagging Stockholder shall not have elected to participate in the Tag-Along Sale, the Potential Tagging Stockholder shall be deemed to have waived its rights under Section 4.01(a) with respect to, and only with respect to, the Transfer of its Company Equity Securities pursuant to such Tag-Along Sale.

(h) The Tag-Along Seller shall Transfer, on behalf of itself and the Tagging Person, the Company Equity Securities subject to the Tag-Along Offer and elected by the Tagging Person to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 90 days (or such longer period as extended under Section 4.01(e)) after the date of receipt of the Tag-Along Notice.

(i) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Company Equity Securities and limited powers-of-attorney received by the Tag-Along Seller) if the Transfer of Company Equity Securities pursuant to Section 4.01 is not consummated for whatever reason. The decision to effect a Transfer of Company Equity Securities pursuant to this Section 4.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(j) This Section 4.01 shall not apply to any Transfer of Company Equity Securities (i) in a Drag-Along Sale for which the Drag-Along Seller shall have elected to exercise its rights under Section 4.02, (ii) in, or in connection with, a Public Offering or (iii) in connection with any transaction with any Person approved by the Board and Stockholders in accordance with the Restated Certificate, New By-laws or applicable Law pursuant to which cash, shares or other securities of such Person are exchanged or substituted for all of the Common Shares.

(k) The rights of Wind Acquisition and CVPS to participate in a Transfer (including, without limitation, the right to receive the applicable notices in respect of a proposed Transfer) pursuant to this Section 4.01 shall be transferable by Wind Acquisition and CVPS to a Third Party only in connection with a Qualifying Rights Transfer.

SECTION 4.02. Drag-Along Rights.

(a) Subject to Sections 4.02(e), 4.02(f), 4.02(g) and 4.03, if at any time after the third anniversary hereof, Wind Acquisition (in such capacity, the “Drag-Along Seller”) proposes to Transfer Company Equity Securities to any Third Party or Third Parties (the “Drag-Along Transferee”) in a single transaction or in a series of related transactions, and

(i) the Company Equity Securities to be Transferred by the Drag-Along Seller represent all of the Company Equity Securities then owned by the Drag Along Seller and not less than the Initial Ownership of Wind Acquisition; and

(ii) as of the date such Transfer is proposed to be consummated, by pro forma calculation as if such Drag-Along Sale was consummated, the Required Return shall have been achieved in respect of the aggregate Cost of the Company Equity Securities owned by CVPS at the time of such Drag-Along Sale.

(any such Transfer, a “Drag-Along Sale”), the Drag-Along Seller may at its option require each Other Stockholder, and each Other Stockholder hereby agrees, to Transfer its Drag-Along Portion held by such Other Stockholder, for the same consideration per share or unit of the relevant class of Company Equity Securities and otherwise on the same terms and conditions as and applicable to the Drag-Along Seller. All Other Stockholders shall cooperate in, and shall take all actions that the Drag-Along Seller deems reasonably necessary or desirable to consummate the Drag-Along Sale, including, without limitation, (i) voting their respective Company Equity Securities (or executing and delivering any written consents in lieu thereof) in favor of the Drag-Along Sale and all actions deemed necessary or appropriate by the Board in connection with the Drag-Along Sale, and against any action or proposal that may prevent, hinder or impede the consummation of the Drag-Along Sale, (ii) not exercising any dissenters’ or appraisal rights to which they may be entitled in connection with the Drag-Along Sale, and (iii) subject to Section 4.03(b), entering into agreements with the Drag-Along Transferee on terms substantially identical to those (if any) entered into between the Drag-Along Transferee and the Drag-Along Seller. If any Other Stockholder defaults in voting or transferring its Drag-Along Portion or taking any other action required by this Section 4.02(a), a representative designated by Wind Acquisition shall forthwith be deemed to be the duly appointed proxy and attorney-in-fact of such Other Stockholder with full power to vote the Company Equity Securities held by such Other Stockholder and to execute and deliver in the name and on behalf of such Other Stockholder all such agreements, instruments and other documentation (including any written consents of stockholders) as is required to Transfer the Company Equity Securities held by such Other Stockholder to the Drag-Along Transferee.

(b) The Drag-Along Seller shall provide written notice of such Drag-Along Sale to the Other Stockholders (a “Drag-Along Sale Notice”) not later than 20 days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee and the form and amount of consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”), the name of the proposed purchaser and all other material terms and conditions of the Drag-Along Sale. Each Other Stockholder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender its Company Equity Securities. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than 10 days after receipt of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of the Other Stockholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificate and other applicable instruments representing the Company Equity Securities of such Other Stockholder to be included in the Drag-Along Sale, together with wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Equity Securities pursuant to this Section 4.02(b) at the closing for such Drag-Along Sale against delivery to such Other Stockholder of the consideration therefor. If an Other Stockholder should fail to deliver such certificates to the Drag-Along Seller and the Drag-Along Sale is consummated, the Company shall cause the books and records of the Company to reflect that such Company Equity Securities are bound by the provisions of this Section 4.02(b) and that such Company Equity Securities shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(c) The Drag-Along Seller shall have a period of 120 days from the date of receipt of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided, that if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days after the date of receipt of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall promptly return to each of the Other Stockholders all certificates and other applicable instruments representing Company Equity Securities that such Other Stockholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Stockholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Equity Securities owned by the Other Stockholders shall again be in effect.

(d) Concurrently with the consummation of the Drag-Along Sale, the Drag-Along Seller shall give notice thereof to the Other Stockholders, shall remit or cause to be remitted to each of the Other Stockholders that have surrendered their certificates and other applicable instruments the total consideration to be paid at the closing of the Drag-Along Sale (the cash portion of which is to be paid by wire transfer of immediately available funds in accordance with such Other Stockholder’s wire transfer instructions) for the Company Equity Securities Transferred pursuant hereto, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Other Stockholders.

(e) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to the Other Stockholders (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Company Equity Securities received by the Drag-Along Seller) if the Transfer of Company Equity Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. The decision to effect a Transfer of Company Equity Securities pursuant to this Section 4.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

(f) Notwithstanding the foregoing, the Drag-Along Seller may cause a Drag-Along Sale pursuant to Section 4.02(a) in a Transfer for less than all of the outstanding Company Equity Securities to the extent that the Drag-Along Transferee requests that the Stockholders retain a sufficient number of Company Equity Securities to permit the use of leveraged recapitalization accounting for the Drag-Along Sale; provided, however, that such retained shares do not exceed 10% of the issued and outstanding Company Equity Securities and; provided, further, that CVPS may, at its option, transfer all of the Shares owned by CVPS at such time or retain a pro rata Share of the aggregate retained shares (based on their relative Ownership Percentage at such time).

(g) The provisions of this Section 4.02 shall not apply to any Transfer of Company Equity Securities in, or in connection with, a Public Offering. CVPS’s obligations under this Section 4.02 shall no longer apply with respect to any Company Equity Securities that CVPS Transfers to a Third Party or Third Parties otherwise in compliance with the provisions of Sections 3.01 and 3.04 hereof.

SECTION 4.03. Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Sections 4.01 or 4.02 to the contrary, in connection with a Tag-Along Sale under Section 4.01 or a Drag-Along Sale under Section 4.02:

(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, all of the Stockholders participating therein will receive the same form and amount of consideration per share, or, if any Stockholder is given an option as to the form and amount of consideration to be received, all Stockholders participating therein will be given the same option; and

(b) each Other Stockholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Tag-Along Seller or Drag-Along Seller, as the case may be, (iii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided, however, that, if such Other Stockholder has an Ownership Percentage of less than 25% at the time of such Tag-Along Sale or Drag-Along Sale, such instruments of conveyance and transfer and such purchase agreements, merger or amalgamation agreements, indemnity agreements, escrow agreements and related documents shall not include any representations or warranties of such Stockholder regarding the Company or its business except such representations and warranties as are ordinarily given by a seller of securities with respect to such seller’s authority to sell, enforceability of agreements against such seller, such seller’s good title in such securities and the good title in such securities to be acquired at closing by the proposed purchaser; which may be included in all cases; provided, further, that no Other Stockholder shall be obligated (A) to indemnify, other than severally indemnify, any Person in connection with such Tag-Along Sale or Drag-Along Sale, as the case may be, or (B) to incur liability to any Person in connection with such Tag-Along Sale or Drag-Along Sale, as the case may be, including, without limitation, under any indemnity, in excess of the lesser of (1) its pro rata share of such liability and (2) the proceeds realized by such Other Stockholder in such sale, and (iv) cooperate in obtaining all governmental and third-party consents and approvals reasonably necessary or desirable to consummate such Tag-Along Sale or Drag-Along Sale.

SECTION 4.04. Preemptive Rights.

(a) The Company shall give each of Wind Acquisition and CVPS written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Equity Securities at least 15 days prior to the proposed issuance date. The Issuance Notice shall specify the number and class of such Company Equity Securities and, subject to the determination of the price at which such Company Equity Securities are proposed to be issued in accordance with Section 4.04(g), the other material terms and conditions of the issuance. Subject to Section 4.04(f), Wind Acquisition and CVPS shall be entitled to purchase such Stockholder’s pro rata share of the Company Equity Securities proposed to be issued such that upon consummation of such proposed issuance such Stockholder shall own the same Ownership Percentage as it did immediately prior to such issuance, on the terms and conditions specified in the Issuance Notice, it being acknowledged that the Management Stockholders are also entitled to preemptive rights pursuant to the Management Stockholders Agreement.

(b) Each of Wind Acquisition and CVPS may exercise its rights under this Section 4.04 by delivering written notice of its election to purchase such Company Equity Securities to the Company and to each other within 15 days after the later of receipt of the Issuance Notice and the determination of the price at which such Company Equity Securities are proposed to be issued in accordance with Section 4.04(g). A delivery of such notice (which notice shall specify the number (or amount) of Company Equity Securities requested to be purchased by the Stockholder submitting such notice) by such Stockholder shall constitute a binding agreement of such Stockholder to purchase, at the price as determined in accordance with Section 4.04(g) and otherwise on the terms and conditions specified in the Issuance Notice, the number of shares (or amount) of Company Equity Securities specified in such Stockholder’s notice. If, at the termination of such 15 day-period, any of Wind Acquisition or CVPS shall not have exercised its rights to purchase any of such Stockholder’s pro rata share of such Company Equity Securities, such Stockholder shall be deemed to have waived all of its rights under this Section 4.04 with respect to, and only with respect to, the purchase of such Company Equity Securities specified in the Issuance Notice.

(c) If any of Wind Acquisition, CVPS or any Management Stockholder fails to exercise its preemptive rights under this Section 4.04, or with respect to the Management Stockholders, under the Management Stockholders’ Agreement, or elects to exercise such rights with respect to less than such Stockholder’s pro rata share (the difference between such Stockholder’s or Management Stockholder’s pro rata share and the number of shares for which such Stockholder or Management Stockholder exercised its preemptive rights under this Section 4.04, or with respect to a Management Stockholder, under the Management Stockholders’ Agreement, the “Excess Shares”), any participating Stockholder electing to exercise its rights with respect to its full pro rata share (a “Fully Participating Stockholder”) shall be entitled to purchase from the Company an additional number of Company Equity Securities equal to the product of (i) the Excess Shares and (ii) a fraction, the numerator of which is the Ownership Percentage of such Fully Participating Stockholder, and the denominator of which is equal to the sum of (x) the Ownership Percentage of all Fully Participating Stockholders and (y) the Ownership Percentage of all Management Stockholders that elected to exercise their preemptive rights with respect to their full pro rata share pursuant to Section 4.04(b) of the Management Stockholders’ Agreement.

(d) The Company shall have 90 days after the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Equity Securities that Wind Acquisition and CVPS have elected not to purchase at the price as determined in accordance with Section 4.04(g) and otherwise upon terms and conditions that are not materially less favorable to the Company than those specified in the Issuance Notice; provided, that if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days after the date of the Issuance Notice. At the consummation of such issuance, the Company shall issue certificates representing the Company Equity Securities to be purchased by each Stockholder exercising preemptive rights pursuant to this Section 4.04 registered in the name of such Stockholder, against payment by such Stockholder of the purchase price for such Company Equity Securities. If the Company proposes to issue any class of Company Equity Securities after such 90-day period or on other terms materially less favorable to the issuer, it shall again comply with the procedures set forth in this Section 4.04.

(e) The closing of any issuance of Company Equity Securities to Wind Acquisition and/or CVPS pursuant to this Section 4.04, shall take place at the time and in the manner provided in the Issuance Notice; provided, however, that the time of the issuance may be further specified by the Company in a separate notice no later than 10 days after the date on which the price for such issuance shall be determined in accordance with Section 4.04(g). The Company shall be under no obligation to consummate any proposed issuance of Company Equity Securities, nor shall there be any liability on the part of the Company to any Stockholder, if the Company has not consummated any proposed issuance of Company Equity Securities pursuant to this Section 4.04 for whatever reason, regardless of whether it shall have delivered an Issuance Notice in respect of such proposed issuance.

(f) The preemptive rights under this Section 4.04 shall not apply to (i) issuances or sales of Company Equity Securities to employees, officers and/or directors of the Company pursuant to employee benefit or similar plans or arrangements of the Company approved in accordance with Section 2.07(i), (ii) issuances or sales of Company Equity Securities upon exercise, conversion or exchange of Company Equity Securities, which, when issued, were exempt from the preemptive rights, (iii) securities distributed or set aside ratably to all holders of Company Equity Securities on a per share equivalent basis, (iv) issuances or sales in, or in connection with, a Public Offering, a merger of the Company with or into another Person or an acquisition by the Company of another Person or substantially all the assets of another Person, subject to the provisions of Sections 2.07(g) and 2.07(j), (v) issuances of Company Equity Securities as a bona-fide “equity kicker” to a lender in connection with a debt financing that is permitted under Section 2.07(d) or (vi) issuances of Company Equity Securities specifically provided for in the Subscription Agreement. Upon any issuances or sales of Company Equity Securities as a unit with any other Company Equity Securities, the preemptive rights under this Section 4.04 shall be applicable to the entire unit rather than only the Company Equity Securities included in the unit.

(g) At any such time as the Company shall provide an Issuance Notice in accordance with Section 4.04(a), if Wind Acquisition and CVPS shall not have previously mutually agreed to the price at which the Company Equity Securities are proposed to be issued pursuant to such notice (including, without limitation, as part of the approval of such issuance pursuant to Section 2.07(e)), then Wind Acquisition and CVPS shall, for a period of 10 days following their receipt of the Issuance Notice, attempt to agree upon the price at which the Company Equity Securities shall be issued subject to the rights provided under this Section 4.04. If Wind Acquisition and CVPS shall so mutually agree, then the mutually agreed price shall be the price at which the Company Equity Securities shall be issued with respect to the corresponding Issuance Notice. If Wind Acquisition and CVPS shall be unable to agree upon such price by the expiration of such 10-day period, then within three Business Days after the expiration of such 10-day period (such third Business Day being referred to herein as the “Appraisal Process Commencement Date”), the Company shall select a nationally recognized investment banking firm (which may not be an Affiliate or the principal investment banking firm of either of Wind Acquisition or CVPS) (an “Appraiser”) and instruct the Appraiser to (i) prepare, within 30 days of the Appraisal Process Commencement Date, a report which sets forth the Appraiser’s determination of the fair value of the Company Equity Securities proposed to be issued (the “Fair Value of the Subject Interest”), which shall be a single amount as opposed to a range, and which includes work papers indicating the basis for and calculation of the Fair Value of the Subject Interest (an “Appraisal Report”) and (ii) deliver to the Company an oral and written opinion as to the Fair Value of the Subject Interest. The fees and expenses of the Appraiser shall be paid by the Company. The Company shall also instruct the Appraiser to deliver its Appraisal Report together with its oral and written opinions as to the Fair Value of the Subject Interest within 30 days after the Appraisal Process Commencement Date and determine the Fair Value of the Subject Interest by giving consideration to a range of analytical methodologies, potentially including, but not limited to, comparable trading analysis and marketability of the Company Equity Securities proposed to be issued, comparable transaction analysis and discounted cash flow analysis and valuing the Company as a going concern on a stand-alone basis without regard to synergies that might be achieved by a particular purchaser, and no consideration should be given to the values that are initially assigned to assets of the Company for purchase accounting or tax accounting purposes. In respect of any Issuance Notice for which an Appraisal Report is delivered, the product of the Fair Value of the Subject Interest divided by the number of such Company Equity Securities shall be the price at which such Company Equity Securities are proposed to be issued in connection with such Issuance Notice.

(h) CVPS’s and Wind Acquisition’s preemptive rights under this Section 4.04 shall be transferable only in connection with a Qualifying Rights Transfer.

SECTION 4.05. Buy/Sell Provision.

(a) Provided that such Person is not in breach of its obligations under Section 5.04 hereof, and subject to Sections 4.05(d) and 4.05(f), each of (i) Wind Acquisition and (ii) CVPS (in each case, the “Buy/Sell Initiator”) shall have the right, at any time after the third anniversary of the date hereof, exercisable by written notice to Wind Acquisition, if CVPS shall be the Buy/Sell Initiator, and CVPS, if Wind Acquisition shall be the Buy/Sell Initiator (in each case, the “Buy/Sell Recipient”), to offer to sell all but not less than all (the “Buy/Sell Offer”) of such Buy/Sell Initiator’s Company Equity Securities at a cash purchase price specified (specifying in detail the purchase price per share or other applicable security) in the Buy/Sell Offer.

(b) For a period of 15 days after receipt of the Buy/Sell Offer, the Buy/Sell Recipient shall have the right to elect to (i) purchase, at the cash purchase price specified in the Buy/Sell Offer, all but not less than all of the Buy/Sell Initiator’s Company Equity Securities, or (ii) sell, at the cash purchase price per share or other applicable security equivalent to the cash purchase price specified in the Buy/Sell Offer, all but not less than all of the Buy/Sell Recipient’s Company Equity Securities to the Buy/Sell Initiator. The Buy/Sell Recipient’s election to purchase or sell such Company Equity Securities hereunder shall be exercisable by delivering irrevocable written notice to such effect, prior to the expiration of such 15-day period. If the Buy/Sell Recipient shall not have responded to the Buy/Sell Offer prior to the expiration of such 15-day period, the Buy/Sell Recipient shall be deemed to have automatically and irrevocably accepted the Buy/Sell Offer of the Buy/Sell Initiator.

(c) The closing of any sale and purchase pursuant to this Section 4.05 shall be held at the principal office of the Company at 10:00 a.m., local time, on or before 90 days after the Buy/Sell Initiator shall have delivered the written notice containing the Buy/Sell Offer; provided, that if such sale and purchase is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days after the date of receipt of the notice containing the Buy/Sell Offer, or at such other time and place as the parties to the transaction may agree. At such closing, the applicable selling Stockholder shall deliver the certificates and other applicable instruments representing the Company Equity Securities to be sold by it, and wire transfer instructions for payment of the consideration therefor, along with one or more assignment agreements transferring such Company Equity Securities to the applicable purchase in a form reasonably satisfactory to such purchaser, and accompanied by all requisite transfer taxes, if any, and the Company Equity Securities to be Transferred shall be free and clear of any Liens, claims, encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws) and the selling Stockholder shall so represent and warrant, and further represent and warrant to such matters as are customary and usual for such a transaction, including that such selling Stockholder is the record and beneficial owner of such Company Equity Securities, that it has all necessary power and authorization to consummate the Transfer, and that it has obtained or made all necessary consents, approvals, filings and notices from governmental authorities or third parties to consummate the Transfer. The purchaser with respect to such closing by wire transfer of immediately available funds the payment in full for such Company Equity Securities.

(d) Neither Wind Acquisition nor CVPS may exercise its right to initiate a Buy/Sell Offer pursuant to Section 4.05(a) (the “Buy/Sell Right”) during the six-month period following the date on which Wind Acquisition shall have provided CVPS notice that Wind Acquisition is in good faith engaged or other otherwise involved in efforts that could reasonably result in a Drag-Along Sale; provided, however, that (i) such six-month period shall terminate if Wind Acquisition ceases to be engaged or otherwise involved in efforts that could reasonably result in a Drag-Along Sale for a period of 30 consecutive days and (ii) such six-month period shall be extended to the extent Wind Acquisition enters during such period into any definitive agreement for a transaction that, upon consummation thereof, will constitute a Drag-Along Sale (a “Transaction Commitment”) until such time as such Transaction Commitment shall be terminated in accordance with its terms. Wind Acquisition may exercise the right of deferral under this Section 4.05(d) no more than once in any 24-month period.

(e) The rights of Wind Acquisition and CVPS under this Section 4.05 shall be transferable by Wind Acquisition and CVPS to a Third Party only in connection with a Qualifying Rights Transfer.

(f) Notwithstanding anything in this Agreement to the contrary, CVPS may not exercise its rights under this Section 4.05 at any time that (i) a Competitive CVPS Change of Control shall have occurred or (ii) CVPS or any Person controlling, or under common control with, CVPS shall have entered into agreement with any Person that shall cause or result in an Competitive CVPS Change of Control.

ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01. Information Rights; Access.

(a) Financial Reports. Except as otherwise provided under this Agreement, until the consummation of the first Public Offering, the Company will deliver, or will cause to be delivered, the following to each Stockholder until such time as the Ownership Percentage of such Stockholder falls below 10%:

(i) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company; and

(ii) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company;

(iii) as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto); and

(iv) as soon as reasonably practicable, any other financial, operating or management reports that the Board requests from management of the Company or any of its Subsidiaries and, as soon as reasonably practicable, but in no event later than five Business Days after receipt by the Company or any of its Subsidiaries, any financial, operating or management reports provided to the Company or any of its Subsidiaries in respect of any Project.

(b) Other Information. Except as otherwise provided under this Agreement, the Company covenants and agrees to deliver to (i) each Stockholder until such time as such Stockholder shall cease to own at least 10% of the outstanding Company Equity Securities, with reasonable promptness, such other information and data, including, but not limited to such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise, any information necessary to assist any Stockholder in preparing its tax filings and preserving its qualification as a “venture capital operating company” as defined in the regulations promulgated under the Employment Retirement Income Security Act of 1974 by the United States Department of Labor, with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by such Stockholder.

(c) Access. Except as otherwise provided under this Agreement, the Company shall, and shall cause its and its Subsidiaries’ officers, directors, employees, auditors and other agents to, until such time as a Stockholder shall cease to own at least 10% of the outstanding Company Equity Securities, (i) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Stockholder may reasonably request. Nothing herein shall supersede any statutory right of access to which a Stockholder may be entitled.

SECTION 5.02. Confidentiality.

(a) Each of the parties hereby covenants and agrees (and CVPS hereby specifically acknowledges and agrees for itself and on behalf of its Subsidiaries and Affiliates) that it shall, and it shall cause its Affiliates and its and their officers, directors, employees, legal counsel, agents and representatives (together with the Affiliates, the “Confidentiality Affiliates”) to, (i) hold confidential and not disclose (other than by a Stockholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the other Stockholders, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know-how and computer programming and other software techniques) provided in connection herewith or with the Business, whether in its possession before or after the date hereof and whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Party reasonably communicated, or the receiving Party or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company; provided, however, that such party may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to such party and to prospective purchasers of Company Equity Securities, as well as to their legal counsel, agents and representatives; provided further that (A) such party will establish policies and procedures satisfactory to the Company and the other parties hereto in connection with any such disclosure and (B) each recipient of Confidential Information executes an enforceable non-disclosure agreement, in form and substance reasonably satisfactory to the Company and the Stockholders (it being understood that the Company shall be under no obligation to permit the disclosure of information it believes to be competitively sensitive). Notwithstanding the foregoing, the parties hereto may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of a Stockholder or its Confidentiality Affiliates in connection with fundraising efforts and reporting requirements except that, in each case, no Competitively Sensitive Information may be provided to any such entity that is reasonably believed to be a Company Competitor or Affiliated with a Company Competitor. The obligation set forth in this Section 5.02(a) shall not entitle, or provide a right to, any of the Stockholders or any of their respective Confidentiality Affiliates to receive Confidential Information.

(b) The obligations contained in Section 5.02(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving party’s obligations hereunder, known to the public, (ii) becomes known to the receiving Party or its Confidentiality Affiliates from any source under circumstances not involving any breach of any confidentiality obligation by such source, or (iii) is required to be disclosed by law, governmental regulation or applicable legal process.

(c) Except as required by applicable Law, each of the parties hereto agrees that it will not issue or release for external publication any article, advertising, publicity, press release relating to the Company, the Business, this agreement, or any of the transactions contemplated hereby or thereby any documents related hereto (or the terms hereof or thereof) without the prior consent of the Board, which consent shall not be unreasonably withheld or delayed; provided that, for so long as any of Wind Acquisition or its Permitted Transferees shall remain a Stockholder, none of CVPS, any Stockholder, the Company or any Subsidiary of the Company shall issue or release for external publication any article or advertising or publicity matter relating to the Company or the Business referencing or mentioning Diamond Castle Partners IV, L.P. or its Subsidiaries or Affiliates without first obtaining the consent of Wind Acquisition. For the avoidance of doubt, the Purchaser agrees that CVPS may disclose this Agreement, any documents related hereto as well as general descriptions thereof and the transactions contemplated hereby and thereby and the parties thereto for purposes of complying with CVPS’s disclosure obligations under the Exchange Act provided that prior to making such disclosure, CVPS shall notify and consult with Purchaser and (y) Wind Acquisition may allow Diamond Castle Partners IV, L.P. to make any disclosure referred to in this paragraph (c) on a confidential basis to limited partners or prospective limited partners in connection with fundraising and reporting requirements; provided that under no circumstances shall any such Person be provided with any Competitively Sensitive Information.

SECTION 5.03. CRC “Put”. Subject to the terms and conditions set forth in the Put Option Purchase and Sale Agreement, dated as of even date herewith, and attached hereto as Exhibit C (the “Put Option Purchase and Sale Agreement”), CRC shall have the right to sell all (but not less than all) of its Company Equity Securities to Wind Acquisition (the “Put Option”).

SECTION 5.04. Exclusivity; Non-Competition; Non-Solicitation.

(a) Each party hereto covenants and agrees (and each of CVPS and Wind Acquisition hereby specifically acknowledges and agrees for itself and on behalf of its respective Subsidiaries and Affiliates) that it shall have an exclusive duty to the Company and its Subsidiaries to conduct, own, manage, operate, control or invest in the Business solely through the Company and its Subsidiaries and, in respect of such duty, each party shall, and shall cause its Affiliates to, communicate and present any corporate opportunities relating to the Business to the Company; provided, however, that no Stockholder or Affiliate of any Stockholder shall be restricted from carrying on the Business in connection with its activities as a regulated utility company.

(b) Subject to Section 7.03(b), each of the parties hereto covenants and agrees (and each of CVPS and Wind Acquisition hereby specifically acknowledges and agrees for itself and on behalf of its respective Subsidiaries and Affiliates) not to be a Company Competitor or otherwise have business interests and engage in activities that may be in competition with the Company or any of its Subsidiaries and each party and its Affiliates shall be prohibited, directly or indirectly, from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Company Competitor.

(c) Notwithstanding the provisions of Sections 5.04(b), if a Competitive CVPS Change of Control shall have occurred, the following provisions shall apply:

(i) If, and for so long as, CVPS (or, if applicable, its successor(s) in interest) or such Person controlling or under common control with CVPS shall be a Company Competitor, CVPS shall cause the directors that it has designated to the Board and that remain members thereof to comply with the provisions of Section 2.01(i).

(ii) If, and for so long as, CVPS (or, if applicable, its successor(s) in interest) or such Person controlling or under common control with CVPS shall be a Company Competitor, CVPS’s rights (and the rights of its Subsidiaries and Affiliates (other than the Company and its Subsidiaries)) with respect to approval of certain actions of the Company and its Subsidiaries as set forth under Sections 2.06, 2.07(d), 2.07(e), 2.07(g), 2.07(h), 2.07(j), 2.07(k), 2.07(l), 2.07(m), and 2.07(n) shall be suspended and the actions described in such Sections may be taken without CVPS’s (and its Subsidiaries and Affiliates) approval. Further, during such period, CVPS (or, if applicable, its successor(s) in interest) and its Subsidiaries and Affiliates shall not have any right to access any Competitively Sensitive Information, including, but not limited to, pursuant to Section 5.01.

(iii) Upon occurrence of such Competitive CVPS Change of Control, CVPS (or, if applicable, its successor(s) in interest) shall undertake the following process to cause the cessation of CVPS’s (or, if applicable, its successor(s) in interest or such Person controlling or under common control with CVPS) being a Company Competitor:

(A) CVPS (or, if applicable, its successor(s) in interest) shall undertake to sell, assign, dispose or otherwise transfer, prior to such date that is six months from the date of such Competitive CVPS Change of Control shall have occurred, all assets or interests (whether debt, equity or other interest) in businesses or Persons causing or resulting in CVPS’s (or such Person controlling or under common control with CVPS) being a Company Competitor;

(B) if, at the conclusion of the six-month period provided under subclause (A) above, CVPS (or such Person controlling or under common control with CVPS) shall not have not ceased being a Company Competitor, then CVPS (or, if applicable, its successor(s) in interest) shall make a written offer (the “Competition Offer Notice”) to Wind Acquisition within two Business Days following the date on which such six-month period expires to sell all of CVPS’s (or, if applicable, its successor(s) in interest) Company Equity Securities (the “Competition Offered Securities”) to Wind Acquisition and such Competition Offer Notice shall set forth the proposed cash price for the Competition Offered Securities (the “Competition Offer Price”) and an offer to Transfer the Competition Offered Securities to Wind Acquisition pursuant to this Section 5.04(c)(iii)(B); for a period of 30 days after receipt of the Competition Offer Notice (the “Competition Offer Period”), Wind Acquisition shall have the right to elect to exercise its option to purchase, at the Competition Offer Price and on the terms and conditions contained in the Competition Offer Notice, the Competition Offered Securities by delivering written notice (an “Competition Offer Acceptance Notice”) to such effect to CVPS (or, if applicable, its successor(s) in interest), and, in the event of such election, CVPS (or such successor(s) in interest) and Wind Acquisition shall consummate the sale and purchase of the Competition Offered Securities substantially in accordance with the procedures and deadlines as provided under Section 3.04(d) hereof; and

(C) if Wind Acquisition elect not to respond to the Competition Offer Notice by providing a Competition Offer Acceptance Notice by the expiration of the Competition Offer Period, then CVPS (or such successor(s) in interest) must sell, assign, dispose or otherwise transfer, prior to such date that is six months following, as applicable, the date on which the Competition Offer Period shall have expired, the Competition Offered Securities to a Third Party or Third Parties on terms no less favorable to CVPS (or such successor(s) in interest) than the terms set forth in the Competition Offer Notice, provided that if such sale, assignment, disposition or other transfer of the Competition Offered Securities is not consummated before the expiration of such six-month period because such transaction remains subject to regulatory approval, such six-month period shall be extended until the expiration of five Business Days after all such approvals have been received but, in any event, shall not be extended for a period in excess of three additional months.

(iv) At such time as CVPS (or, if applicable, its successor(s) in interest) or such Person controlling or under common control with CVPS shall cease being a Company Competitor, the rights of CVPS (or such successor(s) in interest) as suspended under Section 5.04(c)(ii) shall be reinstated in full.

(d) Subject to Section 7.03(b), each of the parties hereto (other than the Company) agrees (and each of CVPS and Wind Acquisition hereby specifically acknowledges and agrees for itself and on behalf of its Subsidiaries and Affiliates) that such party and its Subsidiaries (other than the Company and its Subsidiaries) shall not, and shall cause their respective directors, officers, employees and Affiliates not to, directly or indirectly, from and after the date of this Agreement until the second anniversary of the date that such party and its Subsidiaries and Affiliates shall cease to own at least 10% Ownership Percentage in the Company Equity Securities, cause, solicit, induce or encourage any employees of the Company or any of its Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual.

(e) During the period in which CVPS (or, if applicable, its successor(s) in interest) remains engaged in the process set forth in Section 5.04(c)(iii) (including, without limitation, in respect of the deadlines set forth therein), CVPS (or, if applicable, its successor(s) in interest) shall be deemed not to be in breach of CVPS’s (or, if applicable, its successor(s) in interest) obligations under Sections 5.04(a) and 5.04(b), notwithstanding that CVPS or such Person controlling or under common control with CVPS (or, if applicable, its successor(s) in interest) shall be a Company Competitor. In addition to all other rights and remedies to which the Company and the Stockholders may be entitled at law or in equity, the parties hereto agree (and CVPS hereby specifically acknowledges and agrees) that, in respect of a breach of an obligation under Section 5.04(a) or 5.04(b), the party in breach of such obligation and its Subsidiaries and Affiliates (other than the Company and its Subsidiaries) shall be subject to the restrictions specified in Section 5.04(c)(ii) during the pendency of such breach; provided, however, that upon such party’s, its Subsidiaries’ or Affiliates’ (as applicable) ceasing to be in violation of Section 5.04(a) or 5.04(b), whether by divestitures of assets, any Person or otherwise, such rights of designation and approval, to initiate and participate in such transactions and to such information and access shall be reinstated in full accord with the terms of Sections 2.06(b), 2.07, 4.05 and 5.01. A party in breach of its obligations under Section 5.04(a) or 5.04(b) shall nevertheless remain obligated with respect to all applicable provisions of the Agreement.

(f) The parties hereto acknowledge and agree that the covenants and agreements contained in this Section 5.04 have been negotiated in good faith by the parties hereto, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or were applied in more restrictive geographical areas. Each party hereto further acknowledges and agrees that no party hereto would enter into this Agreement but for the covenants and agreements contained in this Section 5.04 and that such covenants and agreements are essential to protect the value of the business of the Company and its Subsidiaries and Project Companies. If any provision (or any part thereof) of this Section 5.04 is held to be unenforceable because of the duration of such provision, the scope, the type of conduct being restricted therein or the area of its applicability, the court making such determination shall have the power to modify such duration, scope, type of conduct, area and/or other terms of such provision, and such provisions shall then be enforceable in such modified form.

SECTION 5.05. Conflicting Agreements. Each Stockholder represents and agrees that it shall not (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Equity Securities, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Company Equity Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Equity Securities or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Equity Securities in any manner that is inconsistent with this Agreement.

SECTION 5.06. Directors’ and Officers’ Insurance. The Company shall purchase and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who is or was a director or officer of the Company or any Subsidiary or Project Company, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The provisions of this Section 5.06 shall survive any termination of this Agreement.

SECTION 5.07. Liens. Neither CVPS nor any Stockholder may, except with the consent of the all the Stockholders (which consent may be granted or withheld in each such Stockholder’s sole discretion) create or permit to exist any Lien on its Company Equity Securities or any portion thereof (except (i) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (ii) Liens imposed by the general mortgage indenture of CVPS or (iii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings). Any attempt by CVPS or any Stockholder to create or permit to exist any Lien in violation of this Section 5.10 shall be null, void ab initio and of no force and effect. Notwithstanding anything to the contrary contained herein, if any Person obtains a Lien on any Company Equity Securities of any Stockholder (solely by virtue of an involuntary act of such Stockholder) and forecloses on such Lien the Person foreclosing on the Lien shall succeed to the economic interests of the Company Equity Securities upon which it foreclosed and (i) shall be subject to the terms and obligations contained in Sections 2.01(c), 2.01(f), 2.02, 2.03(b), 2.05, 3.01, 3.05, 4.02, 4.03(b), 5.02, 5.04(a), 5.05, 5.07, and 5.10 and Article 7, but (ii) shall not obtain the rights, receive any of the benefits or have any claim to the interests granted or contained in any of the Articles, Sections and Sub-Sections of this Agreement that are not specifically referenced in clause (i).

SECTION 5.08. Stockholder Indemnification; Reimbursement of Expenses.

(a) The Company agrees to indemnify and hold harmless each Stockholder, their respective directors, members, managers and officers and their Affiliates (the Stockholders, and the respective directors, officers, partners, members, managers, Affiliates and controlling persons thereof, each, a “Stockholder Indemnitee”) from and against any and all liability, including all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together, the “Losses”), incurred by such Stockholder Indemnitee after the Initial Closing and arising out of, resulting from, or relating to any litigation to which any Stockholder Indemnitee is made a party in its capacity as a Stockholder or owner of securities (or a partner, director, officer, member, manager, Affiliate or controlling person of any Stockholder Indemnitee) of the Company or in connection with such Stockholder’s purchase of Company Equity Securities or its status as a Stockholder; provided that the foregoing indemnification rights in this Section 5.08 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with its obligations under this Agreement, the Subscription Agreement or any of the related agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound in connection with the transactions contemplated hereby; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy. For purposes of this Section 5.08, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.08, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 5.08, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 5.08 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor (including the fees and expenses of one alternative counsel per jurisdiction). Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or had a threatened claim been brought could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b) The Company agrees to pay or reimburse each Stockholder (i) for all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement and (ii) for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement and (2) the enforcement by such Stockholder of any right granted to it or provided for hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. CVPS Representations and Warranties.

CVPS hereby represents and warrants to the other parties hereto that:

(a) CVPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont with full corporate power and authority under its articles of incorporation and other organizational document(s) to execute, deliver and perform this Agreement, and the execution, delivery and performance by CVPS of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by CVPS and, upon the date hereof, constitutes the binding obligation enforceable against CVPS in accordance with its terms; and

(c) the execution, delivery and performance by CVPS of this Agreement and the consummation by CVPS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule or regulation to which CVPS is subject, (B) violate any order, judgment, or decree applicable to CVPS or (C) conflict with, or result in a breach or default under, any term or condition of any material agreement or other material instrument to which CVPS is a party or by which CVPS is bound.

SECTION 6.02. CRC Representations and Warranties.

CRC hereby represents and warrants to the other parties hereto that:

(a) CRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont with full corporate power and authority under its articles of incorporation and other organizational document(s) to execute, deliver and perform this Agreement, and the execution, delivery and performance by CRC of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by CRC and, upon the date hereof, constitutes the binding obligation enforceable against CRC in accordance with its terms; and

(c) the execution, delivery and performance by CRC of this Agreement and the consummation by CRC of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule or regulation to which CRC is subject, (B) violate any order, judgment, or decree applicable to CRC or (C) conflict with, or result in a breach or default under, any term or condition of any material agreement or other material instrument to which CRC is a party or by which CRC is bound.

SECTION 6.03. Wind Acquisition Representations and Warranties.

Wind Acquisition hereby represents and warrants to the other parties hereto that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full power and authority under its certificate of formation and limited liability company agreement to execute, deliver and perform this Agreement, and the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by Wind Acquisition and, as of the date hereof, constitutes the binding obligation thereof enforceable against Wind Acquisition in accordance with its terms; and

(c) the execution, delivery and performance by Wind Acquisition of this Agreement and, upon the date hereof, the consummation by Wind Acquisition of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule or regulation to which Wind Acquisition is subject, (B) violate any order, judgment or decree applicable to Wind Acquisition or (C) conflict with, or result in a breach or default under, any term or condition of its certificate of formation or limited liability company agreement, or any material agreement or other material instrument to which Wind Acquisition is a party or by which it is bound.

SECTION 6.04. Company Representations and Warranties.

The Company hereby represents and warrants to each of the other parties hereto that:

(a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont with full corporate power and authority under its articles of incorporation and other organizational document(s) to execute, deliver and perform this Agreement, and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by the Company and, upon the date hereof, constitutes the binding obligation enforceable against the Company in accordance with its terms; and

(c) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of law, statute, rule or regulation to which the Company is subject, (B) violate any order, judgment, or decree applicable to the Company or (C) conflict with, or result in a breach or default under, any term or condition of any material agreement or other material instrument to which the Company is a party or by which the Company is bound.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Binding Effect; Assignability; Benefit.

(a) Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Stockholder that ceases to own beneficially at least a 10% Ownership Percentage shall cease to be bound by the terms hereof (other than (i) Sections 5.02 and 5.04(d) which shall apply to such Stockholder in accordance with their respective terms, and (ii) Articles 3 and 7 and Sections 4.01, 4.02 and 4.03 which shall apply to such Stockholder as long as such Stockholder owns any Company Equity Securities).

(b) Except as otherwise specifically provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Equity Securities or otherwise, and no such assignment shall relieve the assignor from any liability hereunder. Any purported assignment made in violation of this Section 7.01(b) shall be void and of no force and effect.

(c) Any Person acquiring Company Equity Securities that is required or permitted by the terms of this Agreement to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Stockholder”. The Company shall cause any transferee or recipient of an original issuance of Company Equity Securities, other than (i) such recipient that receives Company Equity Securities and is or becomes upon such receipt a party to the Management Stockholder Agreement or (ii) such transferee or recipient in a Public Offering, to become a party and be bound as if an original party hereto.

(d) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission,

If to the Company, to:

Catamount Energy Corporation

71 Allen Street, Suite 101

Rutland, VT 05701

Facsimile: (802) 772-6799

Attention: James Moore

If to Wind Acquisition, to such Person:

c/o Diamond Castle Holdings, LLC

280 Park Avenue

New York, NY 10017

Attention: Ari J. Benacerraf and Daniel H. Clare

Facsimile: (212) 983-1234

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: David M. Blittner

Facsimile: (212) 310-8007

If to CVPS, to:

Central Vermont Public Service Corporation

77 Grove Street

Rutland, VT 05701

Attention: Dale Rocheleau

Facsimile: (802) 770-3236

with a copy to (which shall not constitute notice):

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, NY 10019-5289

Attention: William S. Lamb

Facsimile: (212) 649-9425

If to CRC, to such Person:

c/o Central Vermont Public Service Corporation

77 Grove Street

Rutland, VT 05701

Attention: Dale Rocheleau

Facsimile: (802) 770-3236

with a copy to (which shall not constitute notice):

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, NY 10019-5289

Attention: William S. Lamb

Facsimile: (212) 649-9425

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. All notices, requests and other communications shall be deemed received (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), provided, however, that if the time of receipt by the recipient thereof is after 5:00 P.M. on any Business Day, such notice shall be deemed to have been delivered on the next succeeding Business Day. Any Person that hereafter becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

SECTION 7.03. Waiver; Amendment; Termination.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (i) the Company, (ii) Wind Acquisition for so long as Wind Acquisition and their Affiliates continue to have an Ownership Percentage of at least 10%, and (iii) CVPS for so long as CVPS and its Affiliates continue to have an Ownership Percentage of at least 10%; provided, that the consent of any Stockholder shall be required for any amendment or modification that discriminates in any material respect against such Stockholder in a manner disproportionate to other Stockholders.

(b) This Agreement shall terminate upon the earliest to occur of (i) the consummation of the first Public Offering, (ii) the bankruptcy, liquidation, dissolution or winding-up of the Company, and (iii) the Transfer of all or substantially all of the assets of the Company to any Person or “group” (as such term would be interpreted under Section 13(d) of the Exchange Act) of Persons not Affiliated with Wind Acquisition or CVPS shall have been consummated; provided, however, that, notwithstanding Section 7.01(a), the provisions of Sections 5.02, 5.04(b), 5.04(d), 5.06 and 5.08 and this Article 7 shall survive any termination pursuant to Section 7.03(b)(i), and provided further, however, that in such case, with respect to any Stockholder, the provisions of Sections 5.04(b) and 5.04(d) shall terminate one year following the date on which such Stockholders ceases to have an Ownership Percentage of at least 10% or have a designee on the Board (or the right to designate a director to the Board); and; provided further, that upon a termination pursuant to clause (i) above, the provisions of Sections 2.01 through 2.04 (but not Section 2.01(j)) shall survive until such time that a majority of the directors on the Board are “independent”(as such term is defined at such time by the rules and regulations of the New York Stock Exchange).

SECTION 7.04. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 7.05. Governing Law; Venue.

(a) The corporate laws of the State of domicile of the Company shall govern all issues concerning the relative rights of the Company and the Stockholders and the duties and obligations of the Company’s directors to the Company and the Stockholders. All other issues concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal courts located within the First and Second Circuits of the State of New York and any state court sitting in the City of New York, New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts; provided, that such court shall have subject matter jurisdiction over any such dispute, suit or action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.02.

SECTION 7.06. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 7.07. Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 7.08. Entire Agreement. This Agreement, the Subscription Agreement and any exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

SECTION 7.09. Spouses. This Agreement must be executed by the spouse of each Stockholder who is a resident of a community property state. By executing this Agreement, such spouse acknowledges that she or he has read this Agreement and knows its contents and agrees to be bound in all respects by the terms of this Agreement to the same extent as the Stockholders. Each such spouse further agrees that should she or he predecease the Stockholder to whom she or he is married or should she or he become divorced from such Stockholder, any of the Company Equity Securities which such spouse may own or in which she or he may have any interest shall remain subject to all of the restrictions and to all of the rights of the Stockholders contained in this Agreement.

SECTION 7.10. Severability. Except as otherwise provided under Section 5.04(f), if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 7.11. Aggregation of Shares. All Company Equity Securities held by a Stockholder and its Permitted Transferees shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

SECTION 7.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CEC WIND ACQUISITION LLC

By:	/s/ Ari J. Benacerraf

Name: Title:	Ari J. Benacerraf Vice President

CATAMOUNT ENERGY CORPORATION
By:	/s/	Joseph Cofelice
Name:	Joseph Cofelice
Title:	President

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By:	/s/ Robert H. Young

Name: Title:	Robert H. Young President & CEO

CATAMOUNT RESOURCES CORPORATION
By:	/s/	Robert H. Young
Name:	Robert H. Young

Title: President & CEOEXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of October 12, 2005 (the “Stockholders’ Agreement”) among CATAMOUNT ENERGY CORPORATION and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Company Equity Securities (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:      ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [     ] day of [     ], 200[_]:

CATAMOUNT ENERGY CORPORATION

By:

Name:

Title:

EXHIBIT B

CERTIFICATE OF INCORPORATION

EXHIBIT C

PUT OPTION PURCHASE AND SALE AGREEMENT

ANNEX A

2005 Budget of Catamount Energy Corporation